Exhibit 10.34

Certain identified information has been omitted from this exhibit because it is not material and of the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.

ASSIGNMENT, LICENSE & SERVICES AGREEMENT

This ASSIGNMENT, LICENSE & SERVICES AGREEMENT (this “Agreement”) is made by and between PEAR THERAPEUTICS, INC., a Delaware corporation with offices at 745 Atlantic Ave., Boston, MA 02111 (“Pear ”), and BEHEALTH SOLUTIONS, LLC, a Virginia limited liability company with offices at 375 Greenbrier Drive, Charlottesville, VA 22901 (“BeHealth”), effective as of March 24, 2018 (the “Effective Date”), for the purpose of (i) transferring to Pear all of BeHealth’s right, title and interest in and to the Assigned Assets (as defined below), (ii) otherwise granting Pear a license under certain related intellectual property and proprietary rights retained by BeHealth related to the Assigned Assets, and (iii) obtaining BeHealth’s assistance and services in connection with the Assigned Assets after the Effective Date.

WHEREAS, Pear desires to include along with the Assigned Assets certain Critical Data (as defined below) rights under BeHealth’s agreements with the University of Virginia and other educational institutions in relation to the Assigned Assets;

NOW, THEREFORE, in consideration of the mutual obligations specified in this Agreement, the parties agree to the following:

1. Definitions. The defined terms used in this Agreement shall have the meanings set forth herein or as defined in this Section 1.

1.1. “Affiliate” means, with respect to a party, any entity or person that controls, is controlled by, or is under common control with that party. For the purpose of this definition, “control” or “controlled” means direct or indirect ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity.

1.2. “Assigned Assets” means collectively, the Software, Documentation, the Assigned Contracts, the SHUTi Logo and related SHUTi marks, the Know-How related thereto owned by BeHealth, and all other Intellectual Property Rights and Data in and to the foregoing owned by BeHealth.

1.3. “Assigned Contracts” means (i) the Amended and Restated Exclusive License Agreement between BeHealth and UVPF under which BeHealth licenses Intellectual Property Rights and Critical Data rights related to SHUTi, and is in the form mutually agreed by Pear, BeHealth and UVPF, attached hereto as Exhibit F (the “Assigned UVPF License”), and (ii) the research study agreements set forth in Exhibit B.

1.4. “Background IP” means all Intellectual Property Rights owned or controlled by BeHealth related to SHUTi, including any improvements thereto owned or controlled by BeHealth, existing as of the Effective Date and/or otherwise generated or acquired by BeHealth outside of this Agreement after the Effective Date and related to SHUTi, excluding the Assigned Assets.

1.5. “Change of Control Transaction” shall mean the consolidation or merger of Pear with or into any other corporation, corporations, or other entities, or a sale, conveyance, or a sublicense of a majority of its rights and obligations under this Agreement to a third party, or disposition of all or substantially all of the assets of Pear, or the effectuation by Pear of a transaction or series of transactions in which at least fifty percent (50%) of the voting power of Pear is disposed of.

1.6. “Closing Date” means the date on which the latest of the following occurs:

(i) BeHealth and UVPF execute the Assigned UVPF License, and (ii) either (A) BeHealth delivers the Critical Data and the ability for Pear to use the same for purposes of regulatory filings and in promotional materials (which is through the Assigned UVPF License for the UVPF Critical Data component) to Pear under Section 3.4, or (B) Pear otherwise delivers its Notice of Non-Termination under Section 9.1(ii).

1.7. “Commercially Reasonable Efforts” means that level of effort and resources that is customary in the medical device and therapeutic treatment industry for carrying out in a sustained manner a particular task or obligation to develop and commercialize a medical device or therapeutic treatment solution, as the case may be, and in any event, not less than the same efforts typically expended by a company of similar size, stage of development and resources to carry out such task or to develop and commercialize the same, taking into account (in the exercise of Pear’s reasonable business discretion), market potential, sales potential and strategic value, based on conditions then prevailing and reasonably expected to occur (it being understood that a delay or cessation of efforts to achieve one or more Milestones may be consistent with Commercially Reasonable Efforts).

1.8. “Confidential Information” means any confidential or proprietary information marked or identified as confidential or proprietary at the time of disclosure by the disclosing party, and including any source code, software tools, designs, schematics, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan or financial or personnel matter relating to either party, its present or future products, services, customers, employees, investors or business. Without limiting the foregoing, and notwithstanding any marking or recordation requirement, from and after the Effective Date, the Software and Documentation, and all Data delivered to Pear hereunder, shall, as between the parties, be deemed the Confidential Information, Data and Intellectual Property Rights of Pear. All Personal Information delivered to Pear hereunder shall be deemed the Confidential Information of both parties.

1.9. “Critical Data” has the meaning set forth in Section 3.4.

1.10. “Data” means data, including technical data, clinical data, user data, safety data rights in databases and data collections (including knowledge databases, safety databases, user lists and user databases), in all cases owned by BeHealth and related to SHUTi (but excluding Personal Information).

1.11. “Documentation” means any of BeHealth’s written operating procedures, methods, tools, developers’ kits, utilities, developers’ notes, build scripts, test scripts, annotations, technical manuals, user manuals, planning materials on trials, clinical protocols, procedures for maintenance and modification, testing data, quality assurance reports, post-launch issue tracking and update reports related to SHUTi, and all other BeHealth documentation and items embodying or describing SHUTi, the Software and related Know-How.

1.12. “Exploit” means to design, develop, make, have made, market, sell, offer for sale, import, export, use, modify, make derivative works of, operate, distribute, license, transmit, display, commercialize, maintain and support. “Exploitation” means any or all of the activities to Exploit.

1.13. “Gross Sales” means the gross amounts received by Pear, its subsidiaries and/or other Affiliates, its sublicensees, and/or any other party that sells and/or subscribes SHUTi and/or Integrated Products (all calculations made in accordance with generally accepted accounting principles in the United States) for sales of and/or subscriptions to SHUTi and/or Integrated Products to end users or entities purchasing on behalf of end users, less any normal and customary trade, quantity or cash discounts, amounts repaid or credited by reason of defects, rejections, recalls or returns (to the extent actually incurred) and sales taxes, value-added taxes, excise or use taxes, tariffs, duties and customs fees and other taxes or governmental charges imposed by any governmental agency or authority (to the extent actually paid). Without limiting the foregoing, Pear shall not structure any sale and/or subscription transaction for SHUTi and/or Integrated Products (or any Intellectual Property Rights related thereto) in such a manner as to avoid payment of any Milestones. Gross Sales will be calculated only once with respect to each unit of SHUTi or Integrated Products sold or offered as subscriptions to third parties, even if such unit of SHUTi or Integrated Product is sold or offered more than once in the course of its transfer to the ultimate end-user. For the avoidance of doubt, only the final sale or subscription to an end-user will be included in Gross Sales, and milestone payments made to Pear from a sublicensee or commercialization partner shall not be included in Gross Sales.

1.14. “Integrated Product” means any product or service that incorporates or relies on (in part or in whole) (i) SHUTi and/or the Software (including any Intellectual Property Rights included in the Assigned Assets), and/or (ii) Critical Data or other Data associated with SHUTi and/or the Software.

Integrated Products may, by way of example only, include compliance software, medical support, and/or data outcomes monitoring.

1.15. “Intellectual Property Rights” means all past, present, and future rights of the following types, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, and moral rights; (ii) trademark, trade name, service name, trade dress and service mark rights and similar means of identification and similar rights, including all goodwill associated with the foregoing; (iii) trade secret rights and other rights in know-how and confidential or proprietary information (including any techniques, specifications, designs, processes, practical knowledge and skills, or other similar information) (collectively, “Know-How”); (iv) United States and foreign patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of such patents and patent applications, and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing (collectively, “Patents”); (v) all other intellectual property rights or proprietary rights, and (vi) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

1.16. “Net Sales” means the gross amounts received by Pear or its Affiliates (all calculations made in accordance with generally accepted accounting principles in the United States) for sales of and/or subscriptions to SHUTi and/or Integrated Products to third parties, less [***]

1.17. “Personal Information” means, collectively, (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, or any other piece of information that, alone or in combination with other information collected, held or otherwise managed by a party hereto, allows the identification of such natural person or enables access to such person’s financial information; and (ii) any information relating to an identified natural person or a natural person who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that person. Any information created or processed by a party hereto that is based on Personal Information shall also be Personal Information.

1.18. “Regulatory Approvals” means, with respect to SHUTi, all approvals, licenses, permits, registrations and authorizations from a governmental entity (including the U.S. Food and Drug Administration (“FDA”)) necessary for the Exploitation of SHUTi and any Integrated Products in any country or territory, and all submissions, filings, reports and other documentation related to the foregoing.

1.19. “SHUTi” means the digital therapeutic solution for insomnia licensed from UVPF under the Assigned UVPF License.

1.20. “SHUTi Logo” means the logo design(s) and artwork owned by BeHealth related to SHUTi, and all Intellectual Property Rights therein, excluding literal elements of trademark(s) incorporated therein to the extent not owned by BeHealth.

1.21. “Software” means certain proprietary software owned by BeHealth and developed specifically for or used exclusively with SHUTi, including any files, processes, APIs, user interfaces, command structures, menus, buttons and icons, flow-charts, firmware, codecs, and software implementations of algorithms, subroutines, models and methodologies owned by BeHealth and developed specifically for or used exclusively with SHUTi, whether in Source Code or Object Code or any other form, as well as all App Store permissions and similar approvals relating to the commercialization thereof. “Object Code” means computer programming code in a form not readily perceivable by humans that is suitable for machine execution, and “Source Code” means computer programming code in human readable form that is not suitable for machine execution without the intervening steps of interpretation or compilation.

1.22. “UVPF” means the University of Virginia Patent Foundation.

1.23. “UVPF Agreement” means the BeHealth Solutions LLC/UVPF License Agreement of April 1, 2011 (as amended), by and between BeHealth and UVPF.

2. Assignment. Upon the terms and conditions set forth herein (including without limitation Section 16.6), effective as of the Closing Date, BeHealth hereby sells, assigns, transfers and conveys to Pear, and Pear hereby accepts and acquires, all of BeHealth’s right, title and interest in and to the Assigned Assets.

3. Delivery; Assistance.

3.1. In General. BeHealth shall promptly (subject to the following sentence), deliver to Pear (i) all human-readable Source Code for the current commercial version of SHUTi in its possession and the Software, (ii) a copy of the machine-executable Object Code for the current commercial version of for SHUTi in its possession and the Software, (iii) Data in BeHealth’s possession related to SHUTi or the Software (subject to Section 3.4 below), (iv) all Personal Information in BeHealth’s possession related to SHUTi or the Software that BeHealth has the right to transfer to Pear (it being understood by Pear that BeHealth does not own such Personal Information) and (v) all Documentation in BeHealth’s possession embodying or relating to SHUTi, the Software, and Know-How owned by BeHealth related to the foregoing (subject to Section 3.4 below). BeHealth shall deliver (x) substantially all of the materials described in clauses (i) and (ii) of the foregoing sentence within ten (10) business days after the Effective Date, (y) substantially all of the materials described in clauses (iii) – (v) of the foregoing sentence within ten (10) business days after the Closing Date, and (z) all of such materials within twenty (20) business days after the Closing Date. BeHealth shall provide Pear, its successors, assigns or other legal representatives, such cooperation and assistance (at Pear’s expense) as Pear may reasonably request (including the execution and delivery of any and all patent or copyright applications, affidavits, declarations, oaths, exhibits, assignments, powers of attorney, letters to a governmental entity, or other documentation as may be reasonably required), to enable Pear to perfect and sustain its rights in and to the Assigned Assets in accordance with the terms and conditions of this Agreement.

3.2. UVPF Agreement. The Assigned Assets include BeHealth’s rights and obligations under the Assigned Contracts. Pear hereby agrees to accept such assignment of rights and obligations upon the Closing Date in accordance with the foregoing and acknowledges and agrees it is bound by the terms and conditions of the Assigned Contracts from the Closing Date (subject to Section 16.6). For purposes of clarity, from the Closing Date forward, Pear will either fulfill BeHealth’s clinical study support obligations pertaining to the clinical studies described in Exhibit B, or provide appropriate support under the Consulting Agreement to enable BeHealth to fulfill such obligations.

3.3. Reserved.

3.4. Data. Beginning on the Effective Date of this Agreement, BeHealth shall use best efforts to secure authorization within ninety (90) days after the Effective Date to provide (or cause to be provided) to Pear the following Data related to SHUTi and the Software (i) as set forth on Exhibit A(i) attached hereto, which arose by virtue of a study conducted with the University of Virginia under a grant titled “An Internet Intervention for Insomnia: Efficacy and Dissemination,” and (ii) as set forth on Exhibit A(ii) attached hereto, which arose by virtue of a study conducted with the Australian National University (“ANU”) under a grant titled “A novel intervention targeting insomnia to prevent Major Depressive Disorder in the community” (such Data under clauses (i) and (ii), collectively, “Critical Data”). Upon obtaining such authorization with respect to either of the foregoing studies, BeHealth will deliver (or cause to be delivered)

the applicable Critical Data within ten (10) days. If BeHealth is unable to secure such authorization with respect to either of the foregoing studies, BeHealth hereby consents to and shall reasonably cooperate with Pear’s attempts to obtain such Critical Data directly from the educational institution. In addition, to the extent BeHealth has the requisite employees to support, BeHealth agrees to otherwise introduce Pear to partners involved in any other research or clinical studies, partially or fully completed, involving BeHealth and related to SHUTi or the Software, and at Pear’s request, BeHealth will use reasonable efforts to assist Pear in obtaining Data from other research or clinical studies relating to SHUTi or the Software and involving BeHealth.

4. Liabilities Not to be Assumed. Pear is not assuming any debts, liabilities, obligations or contracts of BeHealth (other than the Assigned Contracts solely from and after the Closing Date) and all such excluded debts, liabilities, obligations and contracts shall be and remain the responsibility of BeHealth. Without limiting the foregoing, Pear is not assuming and BeHealth shall not be deemed to have transferred to Pear any liability or obligation of BeHealth (i) arising out of or resulting from any product distributed prior to the Closing Date or under Sections 5.2 or 5.3 (including any liability or obligation of BeHealth for claims made for infringement of intellectual property or other proprietary rights, injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise), (ii) arising out of any suits, actions, claims or proceedings of BeHealth, except as expressly set forth in Section 14, (iii) for any breach or failure to perform any of BeHealth’s covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing Date, the Assigned Contracts or any other contract, and (iv) for any violation of or failure to comply with any Law, order, writ, injunction or decree of any court or governmental authority.

5. License Grants.

5.1. From BeHealth. Subject to the terms and conditions of this Agreement (including without limitation Section 16.6), beginning on the Closing Date, BeHealth hereby grants Pear a limited, non-exclusive, non-transferable (except as set forth in Section 17.6), , worldwide, Royalty-bearing (solely as set forth in Section 9.3) license, with the right of sublicense (through multiple tiers), under and to BeHealth’s Background IP, to Exploit the Assigned Assets and any related Integrated Products for any indication and in any field of use, including for drug/software combinations made part of Integrated Products as part of Pear or Pear-licensee prescription digital therapeutics applications. BeHealth acknowledges and agrees that Pear is under no obligation to mark or brand the Software or any Integrated Product with any trademark, tradename, service mark, service name or other indicia of origin of BeHealth; provided, however, that to the extent Pear does so all goodwill arising therefrom shall inure to BeHealth’s benefit and BeHealth shall have no liability with respect to any such rights.

5.1.1.

Interim License Grant. Subject to the terms and conditions of this Agreement, beginning on the Effective Date and terminating on the Closing Date, BeHealth hereby grants Pear a limited, non-exclusive, non-transferable (except as set forth in Section 17.6), worldwide, royalty-free (i) sublicense, under BeHealth’s rights in the UVPF Agreement, and (ii) license, under and to the Assigned Assets (excluding the Assigned Contracts) and BeHealth’s Background IP, to engage in development activities related to SHUTi and the Software, and for purposes of developing, and/or submitting regulatory filings relating to, Integrated Products for any indication and in any field of use, including for drug/software combinations made part of Integrated Products as part of Pear or Pear-licensee prescription digital therapeutics applications. BeHealth acknowledges and agrees that Pear is under no obligation to mark or brand the Software or any Integrated Product with any trademark, tradename, service mark, service name or other indicia of origin of BeHealth; provided, however, that to the extent Pear does so all goodwill arising therefrom shall inure to BeHealth’s benefit and BeHealth shall have no liability with respect to any such rights. To the extent that, between the Effective Date and the Closing Date, Pear makes use of any rights in the Assigned Assets not licensed to Pear under this Section 5.1.1, Pear acknowledges and agrees that such actions are solely at Pear’s risk and Pear shall be responsible for any liabilities caused by such actions.

5.2. From Pear—Transitional. Subject to the terms and conditions of this Agreement, beginning on the Closing Date, Pear hereby grants BeHealth a limited, co-exclusive (with Pear and without right of accounting), non-transferable (except as set forth in Section 17.6), fully paid-up and royalty-free license under the Assigned Assets to (i) use, license and distribute SHUTi as needed to service and support customers who purchase a subscription to SHUTi in a non-prescription form prior to the date that is thirty (30) days after Pear files a pre-submission briefing document with the FDA (the “Non-Prescription Sales Termination Date”) until all such subscriptions have expired, but in no event later than twelve (12) months after the Non-Prescription Sales Termination Date; and (ii) provide general technical support, site hosting services and related services to SHUTi research customers existing as of the Closing Date until such customers’ respective research studies end.

5.3. From Pear – Freedom to Operate. Subject to the terms and conditions of this Agreement, beginning on the Closing Date, Pear hereby grants BeHealth a limited, non-exclusive, non-transferable (except as set forth in Section 17.6), non-sublicensable, fully paid-up and royalty-free, worldwide license under and to the Software and any improvements Pear makes to the Background IP, and the Intellectual Property Rights in the foregoing, to develop and commercialize digital therapeutics.

5.4. Ownership. As between the parties, BeHealth shall continue to own all right, title and interest in and to its Background IP, subject to the license granted to Pear under Section 5.1. As between the parties, Pear shall own all right, title and interest in and to the Assigned Assets from and after the Closing Date and to any works Pear creates, including any modifications or derivative works of Assigned Assets or Background IP, subject to the license granted to BeHealth under Section 5.3 and subject to Section 16.6.4. Without limiting the foregoing, BeHealth acknowledges and agrees that as between the parties, Pear shall own all right, title and interest in and to its Integrated Products, all Data generated by or from Pear users’, and all clinical studies involving Pear resources. All rights not expressly granted by either party hereunder are reserved. Each party agrees to execute such documents as are reasonably requested by the other party hereto to give effect to this Section 5.4.

6. Commercialization Efforts. Beginning on the Closing Date, Pear agrees to use (and, to the extent applicable, shall cause its Affiliates and sublicensees to use) Commercially Reasonable Efforts to (i) pursue the further development and commercialization of SHUTi and/or Integrated Products, (ii) obtain marketing clearance from the US FDA for SHUTi and/or an Integrated Product, and (iii) commercialize SHUTi and/or an Integrated Product. Pear’s achievement, by itself or through its Affiliates or sublicensees, of the Milestones in Section 9.2 of this Agreement with respect to SHUTi and/or an Integrated Product shall be deemed sufficient to satisfy the requirement to use Commercially Reasonable Efforts under (i), (ii) and (iii) above, provided that, except for Pear’s obligation to exercise Commercially Reasonable Efforts as set forth in this Section 6, the parties acknowledge Pear shall have no obligation to actually achieve any Milestone. If Pear (x) fails to exercise Commercially Reasonable Efforts in accordance with this Section 6, and/or (y) fails to file an application for marketing clearance for the sale of SHUTi or an Integrated Product with the FDA within eighteen (18) months of the Closing Date (such eighteen months to be extended on a day-for-day basis to reflect delays in the FDA process that are not attributable to the action or inaction of Pear, including delays caused by the FDA’s failure to comply with statutory timelines pertaining to responses, decisions and meeting requests, or if the FDA requests SHUTi-related data that is not within the Critical Data; provided that Pear will notify BeHealth promptly of the occurrence of any such delay unless such notification would violate applicable Law), then in each case BeHealth has the right (but not the obligation) to terminate this Agreement pursuant to Section 16.2 for Pear’s material uncured breach; provided, however, that in either case Pear, if Pear makes payment to BeHealth in the amount of [***] prior to the end of the thirty (30) day cure period in Section 16.2, then the deadline set forth above in (y) shall be extended by an additional quarter. Pear shall have the right to extend the deadline contemplated herein for up to an additional three (3) quarters thereafter upon an additional payment of [***] for each additional quarter extension. Any further deadline extensions are subject to the mutual written agreement of both parties. During the Term of this Agreement from and after the Closing Date (contemporaneously with Pear’s delivery of commercialization summary reports to UVPF but in no event less than semi-annually during the Term), Pear shall provide BeHealth status reports summarizing Pear’s (or its Affiliates’ or sublicensees’, as applicable) efforts related to the further development of, Regulatory Approvals for and commercialization of, SHUTi and/or any Integrated Products, which reports shall be deemed Pear’s Confidential Information.

BeHealth will cease any commercial sales activity of the SHUTi product as of the “Non-Prescription Sales Termination Date”, including withdrawal of any publicly-available marketing or physician educations materials. BeHealth will transition any commercial users (but not users in clinical trials) using the SHUTi product as of that date to an Expanded Access Program to be organized by Pear.

7. Clinical Trials. Exhibit B identifies and sets forth the research studies supported by BeHealth that are using or plan to use SHUTi or the Software as of the Effective Date.

8. Continuing Commercialization Assistance from BeHealth.    BeHealth agrees to provide Pear, at no additional expense to Pear, a reasonable amount of qualified personnel time, not to exceed ten (10) hours per week for a maximum number of twelve (12) weeks after the Closing Date], reasonable access to BeHealth systems and facilities necessary to assist with the Assigned Assets, as well as to assist Pear in the development and other Exploitation of the Assigned Assets.

In addition to the foregoing, BeHealth shall, though qualified personnel, perform certain consulting services related to the Assigned Assets (including without limitation by making reasonably available Dr. Frances Thorndike (“Dr. Thorndike”) to perform certain of those services) pursuant to a consulting agreement in the form attached hereto as Exhibit C (the “Consulting Agreement”); provided, however, that nothing herein guarantees Dr. Thorndike will be so available.

For any other such individual requests, BeHealth shall consider in good faith such request and respond to Pear based on the costs involved, contractual obligations and other business factors. Any requested services and/or support outside of the Consulting Agreement shall be subject to separate mutual written agreement of the parties. At any time on or after the Closing Date, and otherwise provided that Pear is in material compliance with the terms and conditions of this Agreement, at Pear’s written request, BeHealth agrees to waive any requirements and/or agreements that would prevent Pear from hiring Dr. Thorndike as a full-time employee of Pear; provided, however, that nothing herein obligates Dr. Thorndike to agree to any such employment.

9. Payment.

9.1. Initial Payments. Within five (5) days after the Closing Date, Pear shall pay BeHealth [***] (the “Initial Fee”) as consideration for meeting BeHealth’s delivery obligations with respect to Critical Data and as consideration for BeHealth’s assistance in securing an assignment of the Assigned Assets.

In the event BeHealth for any reason fails to obtain authorization to deliver to Pear any Critical Data within ninety (90) days after the Effective Date, Pear has ten (10) business days therefrom to provide BeHealth with written notice that either (i) Pear is terminating this Agreement, and in such event BeHealth shall refund the Initial Fee (if paid) within sixty (60) days after such effective date of termination, or (ii) Pear is electing not to terminate this Agreement, in which case this Agreement shall continue and BeHealth will have an additional sixty (60) days from the date of Pear’s notice to obtain authorization to deliver the remaining Critical Data. If after such sixty- (60-) day period, BeHealth for any reason has failed to deliver to Pear such authorization to use Critical Data, and delivered the Critical Data, Pear has ten (10) business days therefrom to provide BeHealth with written notice that either (i) Pear is terminating this Agreement, and in such event Pear shall not be required to pay the Initial Fee, or (ii) Pear is electing not to terminate this Agreement (the “Notice of Non-Termination”), in which case: this Agreement shall continue; the Initial Fee is due in full and no refund of any amounts shall be required; and all other payments due and accruing under this Agreement shall otherwise apply.

9.2. Milestone Payments. From and after the Closing Date, Pear agrees to pay BeHealth the corresponding non-creditable, non-refundable amounts set forth below within sixty (60) days after the occurrence of each of the following events (“Milestones”): Within five (5) days after the Closing Date, the Parties will have established an escrow account in the amount of [***] of the milestone amounts, intended to cover the totality of the second Regulatory Milestone and the first [***] of the first Sales Milestone. Pear will contribute the escrow amount within five (5) days after the Closing Date. Fifty percent (50%) of the costs associated with escrow will be paid by BeHealth, and the other fifty percent (50%) will be paid by BeHealth. Any breach of the foregoing escrow obligation constitutes a material breach of this Agreement.

Milestone	Payment
Regulatory Milestones
FDA acceptance of a filing for marketing clearance for sale of SHUTi or an Integrated Product	$750,000
Receipt by Pear of FDA marketing clearance/approval for SHUTi or an Integrated Product	$750,000
Sales Milestones
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For purposes of clarity, each Milestone set forth above may only be achieved one time, and any associated payment amount in connection with the achievement of any such Milestone will be payable only one time. Notwithstanding anything to the contrary set forth in this Agreement, in no event will any Milestone payment become due and payable after the date that is the 10th year anniversary of the Effective Date. Upon the individual and separate occurrence of each of the two Regulatory Milestones and the first Sales Milestone, BeHealth shall have the option to receive the value of the Milestone payment otherwise payable in respect of such Milestone in the form of one or more warrants to purchase stock rather than cash, which warrant or warrants shall be substantially in the form attached hereto as Exhibit D; provided that in the event BeHealth elects to receive such a warrant in lieu of cash for the second Regulatory Milestone and/or the first Sales Milestone, the corresponding monetary amounts that are in escrow shall be returned to Pear. Upon notice to Pear of such election to receive a Milestone payment in warrants to purchase stock, Pear shall issue BeHealth a warrant to purchase that number of shares of company common stock determined pursuant to the applicable footnote of the form of warrant attached as Exhibit D. The exercise price for each warrant shall be 0.01 per share.

9.3. Royalty Payments. In addition to the payments above, starting on the first commercial sale and/or license of SHUTi or an Integrated Product (i.e., regardless of how structured/characterized by Pear) by or on behalf of Pear or its Affiliates (directly or indirectly through third parties), on a country-by-country basis, and continuing until the later of (i) ten years thereafter in such country, or (ii) expiration of regulatory exclusivity for SHUTi or the applicable Integrated Product in such country, Pear will pay to BeHealth a royalty of [***] of Net Sales in such country (the “Royalty”). Payments of Royalties will be made within sixty (60) days following the end of each calendar quarter and will be accompanied by a report prepared and certified by Pear detailing the basis for the calculation of the payments due. Royalties will be non-creditable and non-refundable (other than as set forth in Sections 9.1 and 16.6.4). All payments will be made in U.S. Dollars.

9.4. Reimbursements. In connection with BeHealth’s assistance to Pear arising pursuant to the first sentence of Section 8, Pear agrees to reimburse BeHealth’s actual expenses approved in writing in advance by Pear regarding any in-process clinical trials for SHUTi that are actually incurred by BeHealth after the Effective Date.

9.5. Taxes. Pear shall be responsible for and shall pay any applicable, separately-itemized sales, use, excise or similar taxes relating to the licensing or sale of SHUTi or Integrated Products, excluding any taxes based on BeHealth’s income. In the event Pear is required to withhold taxes imposed upon BeHealth for any payment under this Agreement by virtue of the statutes, laws, codes or governmental regulations of any country, then such payments will be made by Pear on behalf of BeHealth by deducting them from the payment then due BeHealth and remitting such taxes to the proper authorities on a timely basis, provided that Pear provides BeHealth with official documentation and/or tax receipts on such withholdings supporting such taxes and such payments as may reasonably be required by BeHealth for its tax records.

9.6. Late Payments. Any Milestone payments, Royalty payments or payments due under the Consulting Agreement (or any portion thereof) which are not paid when due, and which are not subject to dispute, shall bear interest equal to the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional two percent (2%), calculated based on the number of days such payment is delinquent. This Section 9.6 shall not limit other remedies available to BeHealth under this Agreement. BeHealth, from time to time upon reasonable notice to Pear and at BeHealth’s expense as set forth herein, may appoint an independent auditor reasonably satisfactory to Pear to audit and verify the accuracy of Pear’s reports and payments hereunder. Such request for an audit shall not occur more than once every twelve (12) months. The auditor and its authorized agents and representatives shall have access to inspect and copy books and records for purposes of such audit during normal business hours; provided, however, that if such audit discloses that an error of five percent (5%) or more regarding invoices during the audited period was made in favor of Pear, then Pear shall (i) immediately remit payment in full to BeHealth accordingly, and (ii) pay the entire cost of such audit.

10. Representations and Warranties. BeHealth represents and warrants to Pear, as of (i) with respect to Sections 10.1 and 10.2, the Effective Date, and (ii) with respect to Sections 10.3 – 10.11, the Closing Date, as follows:

10.1. Authority. BeHealth has all requisite power and authority to execute and deliver this Agreement and any and all instruments necessary or appropriate in order to perform its obligations under this Agreement existing as of the Effective Date or the Closing Date, as applicable. This Agreement has been duly authorized, executed and delivered by all necessary action on the part of BeHealth and constitutes a valid and legally binding obligation of BeHealth.

10.2. Non-Contravention. Subject to the following sentence, the execution, delivery and performance of this Agreement does not and will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit, or result in the creation of any lien, security interest or other encumbrance in or upon any of the Assigned Assets, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements, under any provision of any agreement to which BeHealth is a party or any Law or judgment, order or decree, or (ii) require any consent, approval, authorization or permit of, or filing by BeHealth with or notification by BeHealth to, any government entity or any other person or entity. Notwithstanding Section 10 above, with respect to the Assigned Contracts only, BeHealth makes the foregoing representation and warranty as of the Closing Date instead of the Effective Date.

10.3. Registered IP. To BeHealth’s knowledge, Exhibit E contains a complete and accurate list of all registered Intellectual Property Rights related to SHUTi (“Registered IP”). BeHealth acknowledges it owns no applications or registrations for Intellectual Property Rights related to the Software. BeHealth has not received any written communication or notice relating to any opposition, cancelation or similar proceeding with respect to any Registered IP or the Software, or to any claim or allegation concerning the validity or ownership of any Registered IP or the Software. To BeHealth’s knowledge, the Registered IP is valid and subsisting. BeHealth does not own the Registered IP.

10.4. Title. BeHealth exclusively owns all right, title and interest in and to the Assigned Assets (for the avoidance of doubt, excluding Intellectual Property Rights and Data licensed to BeHealth under the Assigned Contracts and any research study Data owned and provided by third parties, including without limitation the Critical Data) free and clear of any encumbrances, security interests, notes, loans, instruments, liens, judgments, orders, decrees, commitments, liabilities, licenses, agreements or other binding arrangements or obligations concerning the Assigned Assets between BeHealth and any other person or entity. As of the Effective Date, BeHealth shall have the right to convey the Assigned Assets (for the avoidance of doubt, excluding Intellectual Property Rights and Data licensed to BeHealth under the Assigned Contracts and any research study Data owned and provided by third parties, including without limitation the Critical Data) to Pear.

10.5. Sufficiency. On or prior to the Closing Date, BeHealth will deliver to Pear a complete and accurate list of the computer software modules and chapters that comprises the Software, together with all relevant Documentation. The Assigned Assets together with the rights licensed to Pear pursuant to Section 5.1 constitute all of the Intellectual Property Rights used in or necessary for the Exploitation of the Software as performed as of the Effective Date.

10.6. No Infringement. None of the Intellectual Property Rights and Data included in the Assigned Assets (excluding the Intellectual Property Rights and Data licensed under the Assigned Contracts and any other Critical Data), and to BeHealth’s knowledge, none of the Intellectual Property Rights and Data licensed under the Assigned Contracts or any other Critical Data, infringe, misappropriate or violate any Intellectual Property Right of any person or entity.

10.7. Open Source. To BeHealth’s knowledge, there is no software or other materials included in, or distributed with, the Software, which are subject to, or could subject the Software to, the terms of a “free software,” “open source,” “copyleft” or similar licensing or distribution terms, including but not limited to the GNU Public License, Mozilla Public License or BSD Licenses (“Open Source Materials”) in such a way that creates, or purports to create restrictions, limitations or conditions on the right or ability to Exploit SHUTi or the Software.

10.8. Data and Privacy. BeHealth is and has been in compliance with applicable Laws, contracts and privacy policies pertaining to its SHUTi users and their Personal Information to which BeHealth is subject (the “Privacy Agreements”). Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will result in any violation of any Privacy Agreements.

10.9. Accuracy of Data. BeHealth has not withheld from Pear, and will not withhold from Pear after the Effective Date to the extent it becomes aware of, any unfavorable Data or results of any pre-clinical or clinical studies of any Assigned Assets.

10.10. Compliance with Laws. BeHealth, and all of BeHealth’s employees, officers, independent contractors, consultants, or agents who have rendered services relating to the Assigned Assets, have complied with all applicable statutes, laws, ordinances, codes, rules or regulations (collectively, “Laws”) relating to the creation, ownership and use of the Assigned Assets; and there are no claims, actions, lawsuits, complaints or other proceedings pending, or to BeHealth’s knowledge threatened, by any governmental entity with respect to any alleged violation by BeHealth of any Law relating to the Assigned Assets. In particular, neither BeHealth, nor any of BeHealth’s employees, officers, independent contractors, consultants, or agents who have rendered services relating to the Assigned Assets: (i) has ever been debarred or is subject to debarment or convicted of a crime for which an entity or person could be debarred under 21 U.S.C. Section 335a (or its equivalent under applicable laws, rules or regulations); or (ii) has ever been under indictment for a crime for which a person or entity could be debarred under said Section 335a (or its equivalent under applicable laws, rules or regulations).

10.11. Regulatory Approvals. BeHealth has not submitted (and has no knowledge of any third party having submitted), to any governmental entities in any jurisdictions, and does not own or have any rights to, any Regulatory Approvals with respect to the Assigned Assets.

11. Non-compete. Subject to Pear’s material compliance with the terms and conditions of this Agreement and to closing this Agreement in accordance with Sections 1.6 and 9.1, (i) for a period of five (5) years following the Effective Date, neither BeHealth nor Joe Jennings will, and (ii) for a period of two (2) years following the Effective Date, Dr. Thorndike will not, directly or indirectly, promote, market, sell or offer to sell, license, distribute or otherwise commercialize any digital therapeutic in the field of insomnia (including insomnia with comorbid conditions such as depression), unless Pear consents in writing on a case-by-case basis. For clarity, general research in the field of insomnia, with or without comorbidities, does not violate the foregoing restrictions.

12. Pear Covenant. Pear covenants and agrees that, from and after the Closing Date, Pear will use, store, disclose and otherwise treat Personal Information provided by BeHealth under this Agreement in accordance with all applicable Privacy Agreements identified by BeHealth (other than Laws, which BeHealth shall not be required to identify) and all applicable Laws.

13. Confidentiality.

13.1. Nondisclosure. The parties acknowledge and agree that the Reciprocal Agreement for Disclosure of Confidential Information entered into by the parties effective November 2, 2017 (the “Prior NDA”) is hereby superseded and replaced as of the Effective Date with the provisions of this Section 13, which shall govern the parties’ exchange of all Confidential Information from and after the Effective Date. All Confidential Information exchanged between the parties pursuant to this Agreement shall not be distributed, disclosed, or disseminated by the receiving party to anyone except its own employees, agents or subcontractors who have a reasonable need to know such Confidential Information and who have been advised of the confidential nature and required to observe the terms and conditions hereof; nor shall Confidential Information be used by the receiving party for its own purpose, except for the purposes of exercising its rights or fulfilling its obligations under this Agreement. The restriction on disclosure will not apply to Confidential Information that is required to be disclosed by a court, government agency or regulatory requirement, provided that the recipient shall first notify the disclosing party of such disclosure requirement or order and use reasonable efforts to obtain confidential treatment or a protective order. Without limiting the foregoing, each of the parties agrees not to make any announcement or other disclosure regarding this Agreement or the activities contemplated hereby prior to the Closing Date without the other party’s prior written consent.

13.2. Exclusions. The obligations of Section 13.1 shall not apply to any information that:

13.2.1.	is already in the public domain or becomes available to the public through no breach of this Agreement or other confidentiality obligation by the receiving party; or

13.2.2.	was in the receiving party’s possession prior to receipt from the disclosing party as proven by the receiving party’s written records; or

13.2.3.	is received independently on a non-confidential basis from a third party free to disclose such information to the receiving party; or

13.2.4.	is derived independently by a receiving party without use of or reference to the disclosing party’s Confidential Information or Intellectual Property Rights.

14. Indemnification. BeHealth shall indemnify, defend and hold Pear harmless from and against any and all liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees arising out of any action, claim, suit or proceeding brought against Pear or Pear’s directors, officers, Affiliates, sublicensees and/or customers based on (i) an allegation that any of the Assigned Assets infringes or misappropriates any Intellectual Property Rights of a third party (for the avoidance of doubt, excluding Intellectual Property Rights and Data licensed to BeHealth under the Assigned Contracts), or (ii) a breach by BeHealth of any of its representations, warranties or covenants made under this Agreement. Pear shall indemnify, defend and hold BeHealth harmless from and against any and all liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees arising out of any action, claim, suit or proceeding brought against BeHealth or BeHealth’s directors, officers, Affiliates, sublicensees and/or customers based on a material breach by Pear of any of its representations, warranties or covenants made under this Agreement.

15. Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT FOR EACH PARTY’S INDEMNITY OBLIGATIONS UNDER SECTION 14 OR ANY PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, NEITHER PARTY WILL BE LIABLE FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, LOST PROFITS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, OTHER THAN IN CONNECTION WITH FRAUD, WILLFUL MISCONDUCT, EACH PARTY’S INDEMNITY OBLIGATIONS UNDER SECTION 14 OR ANY PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, IN NO EVENT SHALL A PARTY’S LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNTS PAID HEREUNDER. EACH PARTY ACKNOWLEDGES THAT THIS LIMITATION OF LIABILITY IS AN ESSENTIAL ELEMENT OF THE BARGAIN BETWEEN THE PARTIES AND IN ITS ABSENCE, THE ECONOMIC TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT.

16. Term; Termination Of Agreement.

16.1. Term. This Agreement becomes effective on the Effective Date and shall continue in full force and effect until the expiration of all Milestone and Royalty payment obligations hereunder unless terminated earlier as provided below.

16.2. Termination for Breach. Either party may terminate this Agreement for cause by notice in writing if the other party shall at any time be in material breach of this Agreement and shall fail to remedy such breach (if capable of remedy) within thirty (30) days from receipt of notice in writing from the first party specifying such breach.

16.3. Reserved.

16.4. No Waiver of Termination. No failure or delay on the part of either party in exercising its right of termination hereunder for any one or more causes shall be construed to prejudice its rights of termination for such cause or any other or subsequent cause.

16.5. No Release. The termination of this Agreement shall not release either party from any liability which, at said date of termination, has already accrued to the other party.

16.6. Effect of Termination.

16.6.1.

By BeHealth For Cause. In the event that BeHealth terminates this Agreement for cause pursuant to Section 6 and/or Section 16.2, then the license granted in Section 5.1 and the non-compete obligation under Section 11 shall automatically and immediately terminate and be of no further effect and the provisions of Sections 16.6.4 and 16.6.5 shall otherwise apply.

16.6.2.

By Pear For Cause. In the event Pear terminates this Agreement for cause pursuant to Section 16.2, then the licenses granted in Section 5.2 and 5.3 shall automatically and immediately terminate and be of no further effect, the license granted in Section 5.1 shall survive, and the provisions of Section 16.6.5 shall otherwise apply.

16.6.3.	Reserved.

16.6.4.

Reversion of Rights. Following termination of this Agreement by BeHealth pursuant to Section 6 or Section 16.2 or by Pear pursuant to Section 9.1, Pear hereby does and shall assign back to BeHealth all of Pear’s right, title and interest in and to Assigned Assets and SHUTi. For the avoidance of doubt, Pear shall retain ownership to any Intellectual Property Rights it holds outside of the Assigned Assets and SHUTi, including the elements of any Integrated Products outside of the foregoing.

16.6.5.

Other Effects of Termination; Survival. Upon any expiration, Pear shall have no further obligation to pay Royalty and Milestone payments specified in Section 9 (other than amounts due and payable prior to the effective date of expiration). Upon any sooner termination of this Agreement, Pear’s obligations to pay Royalty and Milestone payments to BeHealth as specified in Section 9 continues, provided that beginning on the effective date of termination, all payment obligations set forth herein shall be reduced by ten percent (10%), except in the event Pear assigns back the Assigned Assets and SHUTi to BeHealth in accordance with 16.6.4, in which case such payment obligations shall terminate as of the effective date of termination. For the avoidance of doubt, any continued use by Pear of the Assigned Assets and SHUTi and/or the Background IP after termination requires payment of the Royalty and Milestone payments at a ten percent (10%) reduction.    Upon any expiration or sooner termination of this Agreement, each party shall return or destroy any Confidential Information of the other party then in its possession. In addition to the foregoing, the following sections shall survive any termination or expiration of this Agreement: 1, 4, 5.4, 11 (except as set forth in Section 16.6.1), 13, 14, 15, 16.5, 16.6 and 17.

17. MISCELLANEOUS.

17.1. Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by each party are, and will otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (the “Bankruptcy Code”) and other similar foreign laws, licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code or such foreign laws. The parties agree that either party, as a licensee, will retain and may fully exercise all of its rights and elections under applicable law and under the Bankruptcy Code. Each party agrees to notify the other party hereto in the event of any insolvency or bankruptcy filing event that might affect the rights granted hereunder to allow the other party an opportunity to object to any transfer in bankruptcy that might lead to the rejection of any pre-existing licenses. Without limiting the foregoing, the parties agree that either party may assert without objection from the other party hereto that this Agreement is not vulnerable to rejection under the Bankruptcy Code and that, if rejected, such rejection shall not result in termination of the Agreement or a similar result or effect. All rights, powers and remedies of each party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a bankruptcy case.

17.2. Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof include any other or further exercise thereof or the exercise of any other right, power or privilege.

17.3. Amendment. Unless otherwise provided herein, this Agreement may not be changed, waived, discharged, or terminated orally, but only by a written document signed by duly authorized officers of each of the parties hereto.

17.4. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage prepaid, or delivered either by hand or by messenger, or sent via telecopier, at the addresses first set forth above or at such other address as each party shall have furnished to the other in writing. Any notice or other communications so provided shall be deemed to be given when actually received by the addressees.

17.5. Relationship of Parties. Nothing herein contained shall be deemed to create an agency, joint venture or partnership relation between the parties hereto. It is understood and agreed that neither party is, by reason of this Agreement or anything herein contained, constituted or appointed the agent or representative of the other party for any purpose whatsoever.

17.6. Assignment of Agreement. Neither party may assign this Agreement nor any of its rights or obligations hereunder without the prior written consent of the other party, such consent not to be unreasonably conditioned, delayed or withheld. Notwithstanding the foregoing, upon advance written notice to the other party hereto, either party may assign this Agreement and its rights and obligations hereunder to a successor in interest without the other party’s consent upon any merger, reorganization, acquisition, Change of Control Transaction, or sale of all or substantially all of the assets of the assigning party provided such successor in interest assumes all of such party’s obligations under this Agreement. Any purported assignment not in compliance with this Section 17.6 shall be deemed null and void from the beginning. This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

17.7. Governing Law. The rights and obligations of the parties under this Agreement shall not be governed by the provisions of the 1980 United Nations Convention on Contracts for the International Sale of Goods or the United Nations Convention on the Limitation Period in the International Sale of Goods, as amended; rather, these rights and obligations shall be governed in all respects by the laws of New York, without regard to conflict of law provisions.

17.8. Severability. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

17.9. Headings; Construction. The headings to the clauses, sub-clauses and parts of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “hereunder” and any similar expressions refer to this Agreement and not to any particular Section or other portion hereof. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation.”

17.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

17.11. Entire Agreement. This Agreement, including all exhibits attached hereto and any and all Statements of Work issued hereunder, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersedes any prior agreements, or understandings of the parties hereto in either written or oral form.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.

BeHealth Solutions, LLC:		Pear Therapeutics, Inc.:

By:	/s/ Joseph L. Jennings	By:	/s/ Corey McCann
Name:	Joseph L. Jennings	Name:	Corey McCann
Title:	Chief Executive Officer	Title:	Chief Executive Officer

EXHIBIT A

Critical Data Components

The parties acknowledge and agree that the following items comprise a complete set of each of the Critical Data sets contemplated under this Agreement:

A(i) – UVPF Critical Data Set:

[***]

A(ii) – ANU Critical Data Set:

[***]

EXHIBIT B

Clinical Studies

Clinical Trial 1

Institution: University of Kentucky

Principal Investigator: Mairead Moloney, PhD

Years of Research Grant: 2017-2018

Grant Title: Evaluating Online Cognitive Behavioral Therapy to Reduce Stress, Insomnia, and Sedative Hypnotic Use in Appalachian Women Aged 45+

Goal: To pilot test the feasibility, acceptability, and promise of online cognitive behavioral therapy for insomnia (CBT-I) in women ages 45+.

Trial responsibilities: BeHealth Solutions

Status: Ongoing recruitment

Estimated Completion Date: April 2018

Clinical Trial 2

Institution: Indiana University

Principal Investigators: Jesse Stewart, PhD and Samir K Gupta, MD, MS

Years of Research Grant: 2017-2018

Grant Title: Internet-Based Cognitive Behavioral Therapy to Treat Insomnia in HIV: A Pilot Trial

Goal: The goal of this preliminary study is to determine the efficacy of an internet-based treatment program for insomnia for HIV-infected person

Trial responsibilities: BeHealth Solutions

Status: Signed contract. Waiting to begin enrollment.

Clinical Trials registry:

https://clinicaltrials.gov/ct2/show/NCT03390114?term=CBT&cond=insomnia&draw=9&rank=81

Estimated Completion Date: October 2019

Clinical Trial 3

Institution: University of Pittsburgh

Principal Investigator: Eileen R. Chasens

Years of Research Grant: 2017-2020

Grant Title: Self-Management, Insomnia, and Glucose Control in Adults with Diabetes

Goal: This study will test the effect of an insomnia intervention with cognitive behavioral treatment delivered via web compared with an information control group on glucose control and self management behavior in a sample of persons with type 2 diabetes (T2DM).

Trial responsibilities: BeHealth Solutions

Status: Ongoing

Clinical Trials registry:

https://clinicaltrials.gov/ct2/show/NCT03064321?term=Eileen+R.+Chasens&rank=3

Estimated Completion Date: July 2018

Clinical Trial 4

Institution: Canadian Institutes of Health Research

Principal Investigator: Charles Morin, PhD

Years of Research Grant: 2016-2023

Grant Title: Insomnia: Research Innovations to Optimize Treatment Outcome in Primary Care

Trial responsibilities: BeHealth Solutions

Status: Development (French translation) work ongoing.

Estimated Completion Date: August 2018

Clinical Trial 5

Institution: University of Colorado, Denver; Veteran’s Health Administration

Principal Investigator: Sarra Nazem, PhD

Years of Research Grant: 2017-2018

Grant Title: Computerized Cognitive Behavioral Treatment for Insomnia: Improving Rural Veteran Access to Evidence-based Treatment to Reduce Suicide Risk (R-Vets Sleep).

Goal: This randomized controlled trial will determine whether a computerized, self-guided, web-based version of CBT-I is efficacious in reducing insomnia symptoms and improving functioning compared to a computerized program control.

Trial responsibilities: BeHealth Solutions

Status: Development ongoing.

Clinical Trials registry: https://clinicaltrials.gov/ct2/show/NCT03365024?term=nazem&rank=3

Estimated Completion Date: July 2020

Clinical Trial 6

Institution: University of Colorado, Denver; Military Suicide Research Consortium (MSRC)

Principal Investigator: Sarra Nazem, PhD

Years of Research Grant: 2017-2020

Grant Title: Efficacy of a Computerized Cognitive Behavioral Treatment for Insomnia: Increasing Access

to Insomnia Treatment to Decrease Suicide Risk

Goal: This randomized controlled trial will determine whether a computerized, self-guided, web-based version of CBT-I is efficacious in reducing insomnia symptoms and improving functioning compared to a computerized program control.

Trial responsibilities: BeHealth Solutions

Status: Development ongoing.

Clinical Trials registry: https://clinicaltrials.gov/ct2/show/NCT03366870?term=nazem&rank=2

Estimated Completion Date: March 2019

Clinical Trial 7

Institution: Veterans Health Administration

Principal Investigator: Eric Hermes, MD

Years of Research Grant: 2017-2022

Grant Title: Implementing and Evaluating Computer-Based Interventions for Mental Health:

Testing an

Implementation Strategy for VA Outpatient Care

Goal: The purpose this study is to evaluate the preliminary (1) effectiveness of an implementation strategy for Internet-based Self-help Interventions and (2) clinical outcomes of a specific Internet-based self-help program for insomnia, SHUTiTM, in VA Connecticut outpatient primary care.

Trial responsibilities: BeHealth Solutions

Status: Recruitment ongoing.

Clinical Trials registry:

https://clinicaltrials.gov/ct2/show/NCT03151083?term=hermes&draw=2&rank=11

Estimated Completion Date: November 2018

Clinical Trial 8

Institution: Dana-Farber Cancer Institute

Principal Investigator: Eric Zhou, PhD

Years of Research Grant: 2016—2020

Grant Title: Web-Based Cognitive-Behavioral Treatment for Insomnia in Adolescent Cancer Survivors.

Goal: The purpose of this study is to learn whether an adapted version of SHUTi (Sleep Healthy Using the Internet), a six-session online program which has been found to be effective in other groups of people, will be useful in treating insomnia in adolescent and young adult cancer survivors.

Trial responsibilities: BeHealth Solutions

Status: Development ongoing.

Clinical Trials registry: https://clinicaltrials.gov/ct2/show/NCT03279055?term=eric+zhou&rank=1

Estimated Completion Date: June 2019

Clinical Trial 9

Institution: Norwegian Institute of Public Health

Principal Investigator: Borge Sivertsen

Years of Research Grant: 2015 – 2019

Grant Title: Overcoming Insomnia. From Genes to Long-term Impact on Health and Work. A Large RCT of Online Cognitive-behavioral Therapy for Insomnia.

Goal: To evaluate the short and long term efficacy of SHUTi using the biobank from the world’s largest health survey (the HUNT3 in Norway).

Trial responsibilities: BeHealth Solutions

Status: 24-month f/up data collection begins March 2018.

Clinical Trials registry:

https://clinicaltrials.gov/ct2/show/NCT02558647?term=CBT&cond=insomnia&draw=5&rank=40

EXHIBIT C

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) dated as of the Effective Date (as defined below) , is made by and between Pear Therapeutics, Inc., a Delaware corporation with offices at 745 Atlantic Ave., Boston, MA 02111 (the “Company”), and BeHealth Solutions, LLC, a Virginia limited liability company with offices at 375 Greenbrier Drive, Charlottesville, VA 22901 (the ”Consultant”).

WHEREAS, the Company has entered into an Assignment, License & Services Agreement with Consultant (the “Main Agreement”) dated as of March 23, 2018 (the “Effective Date”), and terms not defined herein have the meaning set forth in the Main Agreement; and

WHEREAS, in connection with the transactions contemplated in the Main Agreement, the Company desires to engage the Consultant to perform consulting services for the Company and the Consultant desires to perform such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein the parties hereby agree as follows:

1. Consulting Services.

(a) The Company hereby retains the Consultant and the Consultant hereby agrees to perform such consulting and advisory services as the Company may request, including those set forth in Schedule A and such other services as may be mutually agreed upon by Consultant and the Company from time to time (the “Consulting Services”).

(b) The Consultant personnel described in Schedule A will be available to render the Consulting Services, at such times and locations as the Company may reasonably request from time to time. The manner and means of the Consultant’s provision of Consulting Services hereunder shall be in the sole discretion of the Consultant. Except as provided in Schedule A, the Consultant may deliver the Consulting Services over the internet, in person or by written correspondence.

(c) The Consultant shall ensure its personnel complies with all rules, procedures and standards promulgated from time to time by the Company with regard to Consultant’s access to and use of the Company’s property, information, equipment and facilities.

2. Compensation. The Company shall pay the Consultant a consulting fee as provided in Schedule A. The Company will reimburse the Consultant for such reasonable travel and other expenses as are incurred by the Consultant in the performance of Consulting Services for the Company and pre-approved in writing by the Company. Consultant understands that no payment can be made until the Company receives a fully completed IRS Form W-9, a copy of which has been provided.

3. Independent Contractor. In furnishing the Consulting Services, the Consultant understands that the Consultant will at all times be acting as an independent contractor of the Company and, as such, neither the Consultant nor any of its personnel will be deemed an employee of the Company and will not by reason of this Agreement or by reason of the

Consulting Services to the Company be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans. The Consultant also will be responsible for paying all withholding and other taxes required by law to be paid as and when the same become due and payable. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

4. Term. This Agreement shall commence on the Effective Date and continue until the earlier of (i) ninety (90) days after the Closing Date, or (ii) termination of the Main Agreement (the initial term); provided, however, that in the event of (i) occurring, this Agreement shall automatically renew for subsequent ninety (90) days periods (each a renewal term, and together with the initial term, the “Term”) until such time as a party hereto provides the other party hereto with thirty (30) days advance written notice of its intent to terminate this Agreement. Without limiting the foregoing, the Company may terminate this Agreement at any time for any reason, without cause and without prior notice upon thirty (30) days advance written notice.

5. Exceptions to this Agreement.

Certain other contracts. The Company acknowledges that the Consultant is now or may become a party to agreements with third parties relating to the disclosure of information, the ownership of inventions, restrictions against competition and/or similar matters. The Consultant represents and agrees that the execution, delivery and performance of this Agreement does not and will not conflict with any other agreement, policy or rule applicable to the Consultant. The Consultant will not (i) disclose to the Company any information that it is required to keep secret pursuant to an existing confidentiality agreement with a third party, (ii) use the funding, resources, facilities or inventions of any third party to perform the Consulting Services, or (iii) perform the Consulting Services in any manner that would give any third party rights to any intellectual property created in connection with such services.

6. Confidential Information.

(a) During the term of this Agreement and thereafter, the Consultant shall not, directly or indirectly, use any Confidential Information (as defined below) other than pursuant to its provision of the Consulting Services by and for the benefit of the Company, or disclose to anyone (including other personnel of the Consultant) any such Confidential Information. The term “Confidential Information” as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), written or oral, whether prepared, conceived or developed by a consultant or employee of the Company (including the Consultant) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company) and which is maintained in secrecy or confidence by the Company. Without limiting the generality of the foregoing, Confidential Information shall include

(i) any idea, improvement, invention, innovation, development, concept, technical data, design, formula, device, pattern, sequence, method, process, composition of matter, computer program or software, source code, object code, algorithm, model, diagram, flow chart, product specification or design, plan for a new or revised product, sample, compilation of information, or work in process, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and

(ii) the name of any customer, supplier, employee, prospective customer, sales agent, supplier or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company.

Notwithstanding the foregoing, the term Confidential Information shall not apply to information (i) which the Company has voluntarily disclosed to the public without restriction or which has otherwise lawfully entered the public domain without a breach of any confidentiality obligations, (ii) was independently developed by the receiving party through no use of or access to the Confidential Information, or (iii) was obtained by the receiving party from a third party without any obligation of confidentiality.

(b) The Consultant acknowledges that the Company from time to time has in its possession information (including product and development plans and specifications) which represent information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. The Consultant agrees that all such information shall be Confidential Information for purposes of this Agreement.

(c) The Consultant agrees that all originals and all copies of materials containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (whether by the Consultant or others), shall be the sole property of the Company.

(d) The Consultant acknowledges that any data that may come into the possession of the Consultant may be subject to federal and state laws, rules and regulations relating to among other subjects, the confidentiality, privacy or security of patient information, including without limitation, the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191.45 C.F.R. Part 160, 162, 164 (“HIPAA”) and the applicable regulations promulgated thereunder. The Consultant will, and will require its personnel to, at all times comply with the applicable provisions of such laws, rules, and regulations and with the applicable corporate policies and provision of the Company, with respect to the performance of obligations under this Agreement, with respect to the confidentiality, privacy and security of Protected Health Information (“PHI”) and electronic Protected Health Information, as defined in 45 C.F.R. § 164.501 (“ePHI”). For purposes of this Agreement, PHI means individually identifiable information as defined by the Standards for

Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160 and 164. Any willful or grossly negligent breach of confidentiality, willful or grossly negligent destruction of computer equipment or data, or knowing or grossly negligent violation of HIPAA, its implementing regulations, or any other federal or state law protecting the integrity and confidentiality of PHI by the Consultant will be subject to punishment to the fullest extent permitted by law. The Consultant understands and acknowledges that a breach of this Section 6(d) may be grounds for termination of this Agreement and/or imposition of penalties. The Company represents and warrants that it is in compliance with HIPAA and has the right to provide Consultant with any and all such data, PHI and ePHI supplied pursuant to this Agreement as contemplated herein.

7. Inventions.

(a) Certain inventions made by others. During the Term of this Agreement, to the extent the Consultant identifies technology and product opportunities in the Field of Interest (as defined in Section 14(j)) that arise outside of this Agreement, the Consultant will use commercially reasonable efforts to work with the Company thereon (subject to a separate written definitive agreement mutually agreed to by the parties).

(b) Inventions made by the Consultant. The Consultant agrees that all (i) of the Company’s Confidential Information and (ii) subject to payment in full to Consultant as required in this Agreement, all other discoveries, inventions, ideas, concepts, trademarks, service marks, logos, processes, products, formulas, computer programs or software, source codes, object codes, algorithms, machines, apparatuses, items of manufacture or composition of matter, or any new uses therefor or improvements thereon, or any new designs or modifications or configurations of any kind, or works of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable, conceived, developed, reduced to practice or otherwise made by the Consultant, either alone or with others, in each case that arise out of the Consulting Services or the Company’s Confidential Information, whether or not conceived, developed, reduced to practice or made on the Company’s premises (collectively “Inventions”), shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks and reproduction rights to, and other proprietary rights in, each such Invention or Company Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to the Company without further compensation of any kind to Consultant. The Consultant agrees that all such Inventions shall constitute works made for hire under the copyright laws of the United States and hereby assigns and, to the extent any such assignment cannot be made at the present time, agrees to assign to the Company (and will cause its personnel to assign to the Company), without any additional consideration from the Company, any and all copyrights, patents and other proprietary rights he may have in any such Invention, together with the right to file and/or own wholly without restrictions applications for United States and foreign patents, trademark registration and copyright registration and any patent, or trademark or copyright registration issuing thereon.

8. Indemnification. Consultant will defend, hold harmless, and indemnify the Company, and/or its subsidiaries, affiliates, directors, officers, employees, agents, successors and assigns (collectively, “the Company Indemnified Parties”), from and against any allegation or claim based on, or any loss, damage, settlement, cost, expense and any other liability (including but not limited to reasonable attorneys’ fees) (collectively, “Claims”), arising from or related to: (i) any act or omission by Consultant and/or its personnel, including without limitation, any breach or alleged breach of any of its representations, warranties or obligations contained in this Agreement, or (ii) Consultant’s violation of any applicable law or regulation in performing the Consulting Services under the Agreement. Consultant’s duty to defend is independent of its duty to indemnify. Consultant’s obligations under this section are independent of all of its other obligations under this Agreement. The Company will defend, hold harmless, and indemnify the Consultant, and/or its subsidiaries, affiliates, directors, officers, employees, agents, successors and assigns (collectively, “the Consultant Indemnified Parties”), from and against any Claims arising from or related to (i) any act or omission by the Company and/or its personnel, including without limitation, any breach or alleged breach of any of its representations, warranties or obligations contained in this Agreement, or (ii) the Company’s violation of any applicable law or regulation, or (iii) any injury or death of a Consultant employee or representative while on site at the Company or its designated locations.

9. Consultant’s Obligation to Keep Records. Consultant shall (and shall require its personnel to) make and maintain adequate and current written records of all Inventions, and shall disclose all Inventions promptly, fully and in writing to the Company immediately upon development of the same and at any time upon request.

10. Consultant’s Obligation to Cooperate. The Consultant will, at any time during or after the term of this Agreement, upon request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, the Consultant will, and will require its personnel to, at Company’s expense: (i) assist the Company in any reasonable manner to obtain for the Company’s benefit patents or copyrights in any and all countries with respect to all Inventions assigned pursuant to Section 7, and the Consultant will, and will require its personnel to, execute, when requested, patent and other applications and assignments thereof to the Company, or Persons (as defined in Section 14(j)) designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement; and (ii) assist the Company in every way to enforce any patents and copyrights obtained, including testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by the Company.

11. Authority. The Consultant hereby represents and warrants that it has the full power and authority to carry out its obligations hereunder.

12. [Omitted]

13. Return of Property. Upon termination of the Consultant’s engagement with the Company, or at any other time upon request of the Company, the Consultant shall, and shall require its personnel to, return promptly any and all Confidential Information, including customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, medical devices, samples, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which the Consultant or its personnel may then possess or have under its control. The Consultant further agrees that upon termination of its engagement neither it nor its personnel shall take with them any documents or data in any form or of any description containing or pertaining to Confidential Information or any Inventions.

14. Miscellaneous.

(a) Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

(b) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise without the non-assigning party’s prior written consent. Notwithstanding the foregoing, the Company may assign this Agreement in connection with a merger, stock purchase or the sale of all or substantially all of the assets to which this Agreement relates.

(c) Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto.

(d) No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e) Governing law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York, without regard to its principles of conflicts of laws.

(f) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To the Company:

Pear Therapeutics, Inc.

745 Atlantic Avenue, Floor 9

Boston, MA 02111

Attention: President & CEO

[***]

To the Consultant:

BeHealth Solutions, LLC

[***]

(g) Remedies. The Consultant recognizes that money damages alone would not adequately compensate the Company in the event of breach by the Consultant of this Agreement, and the Consultant therefore agrees that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company shall be entitled to injunctive relief for the enforcement hereof. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available at law, in equity, by agreement or otherwise.

(h) Survival; Validity. Notwithstanding the termination of the Consultant’s relationship with the Company (whether pursuant to Section 4 or otherwise), the Consultant’s covenants and obligations set forth in Sections 6, 7, 9, 10, 11 and 12 shall remain in effect and be fully enforceable in accordance with the provisions thereof. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 13(h), any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(i) Construction. A reference to a Section or a Schedule shall mean a Section in or Schedule to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” ”includes” and ”including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

(j) Certain definitions.

“Field of Interest” shall mean digital therapeutics and other software-based interventions in the fields of cognitive-behavioral therapy or relating to sleep or depression.

“Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

(k) Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed as an agreement under seal as of the date first written above.

PEAR THERAPEUTICS, INC.

By: ______________________________’
Name: ____________________________
Title______________________________

BeHealth Solutions, LLC

By:
Name:______________________________
Title:

Schedule A

Statement of Work – Comprehensive

1. Description of Consulting Services.

The Consultant will direct the individuals below to provide Consulting Services in the form of assistance to the Company with:

•	Preparation of pre-submission briefing documents for submission to FDA

•	Preparation of FDA 510(k) application or other application for regulatory clearance as appropriate

•	Obtaining clinical and research data from certain educational institutions, and

•	Otherwise as the Company reasonably requests in connection with the operation of the Company’s business.

The Consultant will prioritize making Dr. Frances Thorndike available to provide such Consulting Services as reasonably requested by the Company in comparison with Dr. Thorndike’s other services for Consultant and/or the University of Virginia, it being understood that to the extent Dr. Thorndike has binding commitments to the University of Virginia, and those binding commitments shall take priority.

In addition, the Consultant will direct the following named personnel (the “Key Personnel”) to provide Consulting Services:

Name		Monthly Billing Rate
1.	Frances Thorndike	[***]
2.	Gail Billingsley (Support Manager)	[***]
3.	Carolyn Caruso (Research Support)	[***]
4.	Samantha Edington (Research Assistant)	[***]
5.	Alan Lattimore (Senior Software Engineer)	[***]

Without limiting the generality of the foregoing, the services requested of the Key Personnel include the following:

•	Assistance with technical and clinical development and commercialization efforts with respect to SHUTi

•	Facilitation of technology transfer from Consultant to the Company in connection with that certain Main Agreement, dated as of even date herewith.

•	Assistance with support of ongoing third party research studies that have licensed SHUTi and the Expanded Access Program

•	Assistance with maintenance of the platform & user support of ongoing third party research studies that have licensed SHUTi and the Expanded Access Program

•	Assistance with the preparation of the pre-submission briefing documents to be submitted to the FDA.

2. Compensation.

For Consulting Services during the Term, the Consultant shall be compensated [***] per month, paid monthly. The foregoing amount shall be a flat rate paid each month. Consultant will send an invoice on a monthly basis, which lists dates and half-day segments that Consulting services were performed and a description of those services. Invoices can be submitted to accounts@peatherapeutics.com.

The Company will pay the Consultant by the [***].

In the event that any individual providing services on behalf of Consultant works less than the minimum hours requirement of an average of 35 hours per week for each month of the Term, or ceases to provide services via BeHealth, compensation will be adjusted on a pro-rated basis, based on the monthly compensation described for the individual in the table above. The foregoing hours requirement includes work performed for Pear as well as a reasonable amount of time spent performing internal general administrative tasks and supporting SHUTi research customers as permitted under Section 5.2(ii) of the Main Agreement.

EXHIBIT D

Warrant Agreement

THIS WARRANT NOR ANY SECURITIES THAT MAY BE ISSUED UPON EXERCISE HEREOF HAVE BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (i) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE ACT OR (ii) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION REASONABLY SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL TO THE HOLDER.

WARRANT TO PURCHASE COMMON STOCK1

[DATE]

No. CSW-[#]

Pear Therapeutics, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, subject to the terms and conditions set forth in this Warrant to Purchase Common Stock (this “Warrant”), BeHealth Solutions, LLC, a Virginia limited liability company, its successors and assigns (the “Holder”), is entitled to purchase up to [INSERT NUMBER OF SHARES]2 shares of Warrant Stock (as defined below) from the Corporation at any time or from time to time before the Expiration Time (as defined below), at a purchase price per share equal to the Exercise Price (as defined below), subject to adjustment as set forth in Section 5.

1

The terms and provisions of this form Warrant are subject to any revisions, modifications or additions (a) as may be necessary to correct any manifest or typographical errors or inconsistencies or to comply with any applicable law, or (b) as are mutually agreed to by the Corporation and the Holder.

2

The number of shares shall equal the lesser of: (A) the applicable Milestone payment amount (calculated in accordance with Section 9.2 of that certain Assignment, License and Services Agreement between the Corporation and BeHealth Solutions, LLC, as amended from time to time (the “Core Agreement”)) divided by either (i) prior to an IPO, the price per share at which the Corporation most recently sold capital stock of the Corporation primarily for capital raising purposes or (ii) following an IPO, the average of the closing sales prices of the Common Stock over the 20 day period ending on the last trading day immediately preceding the issue date of the Warrant, in each case rounded down to the nearest whole share and (B) 600,000 (subject to adjustment in the event of any Warrant Stock Adjustment Event (as defined below)) minus the number of shares of Common Stock underlying all warrants previously issued pursuant to the Core Agreement and, provided, that if the share number limit in this clause (B) applies, the warrant shall be issued only in lieu of that portion of the Milestone payment which is equal to the total value of the warrant shares (based upon the applicable price per share of average sale price described in clause (A)), and the remaining Milestone payment shall continue to be payable in cash pursuant to the Core Agreement.

1. Warrant Stock, Warrant Share Number and Exercise Price.

(a) Warrant Stock. The term “Warrant Stock” shall mean the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), or any other securities for which this Warrant becomes exercisable pursuant to the terms hereof.

(b) Exercise Price. The exercise price per share of Warrant Stock (the “Exercise Price”) shall be $0.01, subject to adjustment in accordance with the terms of this Warrant.

2. Exercise of Warrant.

(a) Mechanics of Exercise. This Warrant may be exercised by the Holder in whole or in part by surrender to the Corporation of this Warrant (or an affidavit and indemnity as described in Section 9(c)), with the attached subscription form duly executed by the Holder, accompanied by payment equal to the aggregate purchase price for the securities for which this Warrant is then being exercised according to Section 3 hereof (unless this Warrant is being exercised by means of a net exercise pursuant to Section 4 hereof). If an exercise of this Warrant pursuant to this Section 2 or Section 4 hereof is made after the Holder receives the Corporation’s written notice of any Sale of the Corporation, liquidation, dissolution or winding up of the Corporation or an IPO, such exercise may at the election of the Holder indicated on the subscription form or in a written notice to the Corporation be conditioned upon the consummation of any such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(b) Warrant Agent. In the event that a bank or trust company is appointed as trustee for the holder of this Warrant pursuant to Section 8 hereof, such bank or trust company will have all the powers and duties of a warrant agent appointed pursuant to Section 8 hereof and will accept, in its own name for the account of the Corporation or such successor entity as may be entitled thereto, all amounts otherwise payable to the Corporation or such successor, as the case may be, upon exercise of this Warrant.

(c) Expiration. This Warrant and the Holder’s rights hereunder will expire at the earliest to occur (such time, the “Expiration Time”) of the following: (i) 5:00 p.m. (Eastern Time) on the fifth (5th) anniversary of the issuance date; (ii) upon the closing of a Sale of the Corporation (as defined below); and (iii) the consummation of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (provided, that the Corporation shall have provided the written notice specified in the sentence immediately following). The Corporation shall provide at least twenty (20) days’ prior written notice to the Holder of any event set forth in clauses (ii) and (iii) of this Section 2(c) and an IPO. Notwithstanding the foregoing, this Warrant shall, to the extent not previously exercised, automatically be deemed to have been exercised by means of a net exercise pursuant to Section 4 hereof as of immediately before the Expiration Time or any expiration, termination or cancellation of this Warrant unless the Holder provides prior written notice to the Corporation to the contrary prior to such automatic exercise.

The term “Sale of the Corporation” shall mean (i) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation; or (ii) a consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (iii) a transfer by the stockholders of the Corporation, in a single transaction or series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such transfer, the stockholders of the Corporation as of immediately prior to such transaction or series of related transactions would hold less than 50% of the outstanding voting power of the Corporation (or the surviving or acquiring entity) as of immediately following such transaction or series of related transactions; provided, however, that neither a merger effected exclusively for the purpose of changing the domicile of the Corporation nor a sale of capital stock by the Corporation primarily for capital raising purposes shall be deemed to be a Sale of the Corporation.

(d) Delivery of Certificates. As soon as is practicable after any exercise of this Warrant, the Corporation, at its own expense, will deliver to the Holder one or more certificates for shares of Warrant Stock to which the Holder is entitled in respect of such exercise, together, in the case of any partial exercise, with a new Warrant representing the unexercised portion hereof. Any certificate evidencing shares of Warrant Stock issued upon exercise of this Warrant shall bear a legend substantially in the following form until no longer required by Section 9:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (i) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE ACT OR (ii) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION REASONABLY SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL TO THE HOLDER.

(e) Fractional Shares. In the event that any exercise of this Warrant would, but for the provisions of this Section 2(e), result in the issuance of any fractional share of Warrant Stock, then in lieu of such fractional share the Holder will be entitled to cash equal to the fair market value of such fractional share, as determined in good faith by the Corporation’s Board of Directors (the “Board”).

(f) Stockholder Agreements. Notwithstanding any other provision of this Warrant, it shall be a condition precedent to the Corporation’s obligation to issue any shares of Warrant Stock upon exercise hereof that the Holder shall, to the extent requested by the Corporation, have become a party to any agreement to which the Corporation and some or all of the holders of shares of Warrant Stock are parties (collectively, the “Stockholder Agreements”), including without limitation the Amended and Restated Voting Agreement dated December 28, 2017 by and among the Corporation and the Stockholders parties thereto, as amended or amended and restated from time to time, and the Amended and Restated Right of First Refusal and Co-Sale Agreement dated December 28, 2017 by and among the Corporation, the Investors parties thereto and the Key Holders parties thereto, as amended or amended and restated from time to time, in such manner as the Corporation shall request in order for the Corporation to be able to comply with its obligations under such agreements.

(g) Lock-Up Agreement. The Holder hereby agrees that it will not, without the prior written consent of the Corporation or the managing underwriter(s), during the period commencing on the date of the final prospectus relating to the registration by the Corporation of shares of its Common Stock or any other equity securities under the Securities Act of 1933, as amended (the “Act”), on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Corporation and the managing underwriter(s) (such period not to exceed one hundred eighty (180) days in the case of the Corporation’s initial public offering (the “IPO”) or ninety (90) days in the case of any registration other than the IPO) (the “Lock-up Period”), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock (including shares of Warrant Stock) or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock (including shares of Warrant Stock) or other securities, in cash, or otherwise. The foregoing provisions of this Section 2(g) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall only be applicable if all officers, directors and holders of more than one percent (1%) of the outstanding capital stock of the Corporation enter into similar agreements or are bound by similar provisions and restrictions. The underwriters in connection with such registration are intended third party beneficiaries of this Section 2(g) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2(g) or that are necessary to give further effect thereto. The Holder further acknowledges and agrees that, to enforce the restrictions set forth in this Section 2(g), the Corporation may impose stop-transfer instructions with respect to any shares of Warrant Stock (or other securities) subject to the restrictions in this Section 2(g) during the Lock-up Period.

3. Payment of Exercise Price. Unless the Holder is exercising this Warrant by means of the net exercise provisions of Section 4, the Exercise Price shall be paid by the Holder to the Corporation by wire transfer of immediately available funds pursuant to written instructions provided by the Corporation or by certified or official bank check payable to the order of the Corporation.

4. Net Exercise. In lieu of cash exercising this Warrant, the Holder may elect to exercise this Warrant on a “Net Exercise” basis by surrender of this Warrant to the Corporation, together with notice of such election, in which event the Corporation shall issue to the Holder a number of shares of Warrant Stock computed using the following formula:

Y(A-B)
X =	A

Where

X	The number of shares of Warrant Stock to be issued to the Holder.

Y

The number of shares of Warrant Stock with respect to which this Warrant is being exercised (inclusive of the shares of Warrant Stock surrendered to the Corporation in payment of the aggregate Exercise Price).

A

The fair market value of one share of Warrant Stock, as determined in good faith by the Board as of a date which is within 15 days of the date of exercise; provided, however, that if the cashless exercise of this Warrant is made or deemed made in connection with a Sale of the Company or an IPO, then such fair market value shall be determined based upon the cash and fair market value of any securities and other consideration paid in respect of each issued and outstanding share of Common Stock of the Company in connection with such Sale of the Company or the “price to public” per share of the Common Stock specified in the final prospectus relating the IPO, whichever applies; and provided, further, however, that if this Warrant is exercised pursuant to this Section 4 following the IPO, the fair market value shall be the closing price of a share of Common Stock on the last trading day immediately preceding the date of exercise.

B	The Exercise Price (as adjusted to the date of such calculations).

5. Adjustment for Reorganizations, Etc.

(a) Certain Adjustments.

(i) In case at any time or from time to time prior to the exercise of this Warrant, the Corporation effects a “Warrant Stock Adjustment Event” (as defined below), then in each such case, (A) the number of shares of Warrant Stock purchasable hereunder shall be adjusted to the number obtained by multiplying the number of shares of Warrant Stock purchasable hereunder immediately before such Warrant Stock Adjustment Event by a fraction, the numerator of which shall be the number of shares of Warrant Stock outstanding (excluding treasury stock) immediately after such Warrant Stock Adjustment Event and the denominator of which shall be the number of shares of Warrant Stock outstanding (excluding treasury stock) immediately before such Warrant Stock Adjustment Event, and (B) the Exercise Price shall be adjusted to the number obtained by multiplying the Exercise Price in effect immediately before such Warrant Stock Adjustment Event by a fraction, the numerator of which shall be the number of shares of Warrant Stock outstanding (excluding treasury stock) immediately before such Warrant Stock Adjustment Event and the denominator of which shall be the number of shares of

Warrant Stock outstanding (excluding treasury stock) immediately after such Warrant Stock Adjustment Event, in each case subject to further adjustment thereafter as provided herein; provided that the Exercise Price per Warrant Share shall never be less than the par value of a Warrant Share. The term “Warrant Stock Adjustment Event” shall mean (x) the issuance of additional shares of Warrant Stock as a dividend or other distribution on the outstanding Warrant Stock, (y) the subdivision of outstanding shares of Warrant Stock into a greater number of shares of Warrant Stock, or (z) the combination of outstanding shares of Warrant Stock into a smaller number of shares of Warrant Stock.

(ii) In case at any time or from time to time prior to the exercise of this Warrant, the Corporation (A) effects a capital reorganization, exchange, conversion, substitution, reclassification, recapitalization or other change in the outstanding capital stock of the Corporation (other than as a result of a subdivision, stock dividend or combination provided for in Section 5(a)(i) above), or any automatic or mandatory conversion of all of the outstanding shares of Warrant Stock, or (B) consolidates with, converts into or merges with or into any other person or entity in circumstances that do not cause this Warrant to expire, then, in each such case, this Warrant shall, at any time after or simultaneously with the consummation of such reorganization, exchange, conversion, substitution, reclassification, recapitalization, other change, consolidation or merger, as the case may be, be exercisable for, in lieu of the Warrant Stock in effect as of immediately prior to such consummation, the cash, securities and/or other property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment thereafter as provided herein. In any such case, appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price payable hereunder, provided the aggregate Exercise Price shall remain the same.

(iii) Upon each adjustment under this Section 5(a), the Corporation, at the Corporation’s expense, shall notify the Holder in writing within a reasonable time setting forth such adjustment and the facts upon which such adjustment is based. The Corporation shall, upon written request from the Holder, furnish the Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Exercise Price, the securities into which this Warrant may be exercised and the number of shares of Warrant Stock for which this Warrant is exercisable in effect upon the date of such adjustment.

(b) Appointment of Trustee for Warrant Holder Upon Dissolution. In the event of any dissolution of the Corporation, the Corporation, prior to such dissolution, will, at its expense, deliver or cause to be delivered the cash, securities and/or other property receivable by the Holder after the effective date of such dissolution pursuant to this Section 5 to a bank or trust company, as trustee for the Holder.

6. Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to the Holder as follows:

(a) Organization; Authority; Due Execution. The Corporation is a corporation duly organized, validly existing, and in good standing in the State of Delaware and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted. The execution and delivery of this Warrant by the Corporation and the issuance of the shares of Warrant Stock issuable upon exercise of this Warrant have been duly authorized by all requisite corporate action on the part of the Corporation. This Warrant has been duly executed and delivered by the Corporation and constitutes the valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies. The Warrant Shares, when issued upon due exercise of this Warrant, shall be duly and validly issued, fully paid and non-assessable.

(b) No Conflicts; Consents. The execution, delivery and performance of this Warrant, including the issuance of the shares of Warrant Stock issuable upon exercise of this Warrant, will not result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any provisions of its certificate of incorporation or bylaws or of any instrument, mortgage, indenture, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal or state statute, law, rule or regulation applicable to the Corporation or result in the creation of any lien, charge or encumbrance upon any assets of the Corporation or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Corporation, its business or operations, or any of its assets or properties. No consents or approvals of any federal, state or local governmental authority on the part of the Corporation are required in connection with the execution, delivery and performance or this Warrant, other than any qualifications or filings under applicable securities laws.

(c) Reservation of Securities Issuable on Exercise of Warrant. The Corporation will reserve and keep available, solely for issuance and delivery on the exercise of this Warrant, the quantity of Warrant Stock from time to time issuable upon exercise of this Warrant. If at any time the Corporation does not have a sufficient number of authorized shares of Warrant Stock to comply with the foregoing sentence, the Corporation promptly will seek to take all steps (including, without limitation, seeking to amend its certificate of incorporation) necessary to provide the quantity of Warrant Stock sufficient to effect the exercise in full of this Warrant.

7. Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Corporation as follows:

(a) Entirely for Own Account. This Warrant and the shares of Warrant Stock issuable upon exercise of this Warrant (collectively, the “Securities”) are being acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. The Holder has no present intention of selling, granting any participation rights in, or otherwise distributing the Securities. The Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation rights in the Securities to such person or to any third person. The Holder has not been formed for the specific purpose of acquiring the Securities.

(b) No Public Market; Restricted Securities. The Holder understands that no public market now exists for the Securities and that the Corporation has made no assurances that a public market will ever exist for them. The Holder understands the Securities have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that the Securities must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. The Holder is aware of the provisions of Rule 144 promulgated under the Act.

(c) Experience; Etc. The Holder represents that he, she or it: (a) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of a prospective investment in the Securities; (b) believes that he, she or it has received all the information requested from the Corporation that might be necessary or appropriate for deciding whether to obtain the Securities; (c) has had the opportunity to discuss the Corporation’s business, management, and financial affairs with the Corporation’s management; (d) has the ability to bear the economic risks of this investment; and (e) is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss on this investment.

(d) Accredited Investor. The Holder hereby represents that he, she or it qualifies as an “accredited investor,” as such term is defined in the Act.

8. Warrant Agent. The Corporation may, by written notice to the Holder, appoint an agent for the purpose of issuing Warrant Stock upon exercise of this Warrant, exchanging or replacing this Warrant, or any of the foregoing, and thereafter any such issuance, exchange, or replacement as the case may be, will be made at such office by such agent.

9. Transfer, Exchange and Replacement of Warrant.

(a) Transfer. This Warrant may not be transferred, assigned or otherwise disposed of without the prior written consent of the Corporation. The shares of Warrant Stock issuable upon exercise of this Warrant may not be transferred or otherwise disposed of unless (i) they have been registered or qualified pursuant to the Act and applicable foreign or state securities laws and such disposition is made in accordance with such registration statement and any applicable requirements of state securities laws, or (ii) such disposition is made pursuant to Rule 144 or pursuant to any other exemption under the Act. The Holder shall provide the Corporation with customary representations and other documentation reasonably acceptable to the Corporation in connection therewith, and if reasonably requested by the Corporation, the Holder shall furnish the Corporation with a written opinion of counsel, reasonably satisfactory to the Corporation, that such disposition does not require registration of any securities under the Act; provided, however, that the Corporation will not require opinions of counsel for transactions made pursuant to Rule 144 so long as the Corporation is provided on a timely basis with all certificates and other information the Corporation may reasonably request to permit the Corporation to determine that the subject disposition is, in fact, exempt from the registration requirements of the Act pursuant to Rule 144. As conditions precedent to any permitted transfer of this Warrant or the Warrant Stock issuable upon exercise of this Warrant, (x) the Corporation must be given prior written notice of such transfer stating the name and address of the transferee, (y) the applicable transferee must have agreed to be bound by all Stockholder Agreements to which the transferor, immediately prior to such transfer, is a party and to which transferee is not already a party, and (z) with respect to transfers of this Warrant, this Warrant must be surrendered to the

Corporation, and with respect to transfers of the Warrant Stock issuable upon exercise of this Warrant, the certificate or certificates representing such Warrant Stock must be surrendered to the Corporation or its transfer agent, in each case for cancellation. The Corporation shall deliver certificates evidencing Warrant Stock free of restrictive legends within ten (10) days of satisfaction of the terms of this Section 9(a). Notwithstanding Section 2(d) or anything to the contrary in this Warrant, certificates evidencing the Warrant Stock shall not be required to contain a restrictive legend if the shares of Warrant Stock are eligible for sale under Rule 144 without the requirement for the Corporation to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions, or if the Holder provides the Corporation with a legal opinion (and the documents upon which the legal opinion is based) reasonably acceptable to the Corporation to the effect that the legend is not required under applicable requirements of the Act (including controlling judicial interpretations and pronouncements issued by the Staff of the SEC). [In order to enable the Holder to sell shares of Warrant Stock under Rule 144, the Corporation covenants, at any time after it has become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), to use its commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Exchange Act during the period ending on the earlier of the Expiration Time or such time as the Warrant is exercised in full.]

(b) Exchange. Upon surrender of this Warrant in connection with a transfer or exchange, in either case, otherwise permitted hereby, a new Warrant or new Warrants of the same tenor and exercisable for the same aggregate number of shares of Warrant Stock as the Warrant so surrendered will be issued to, and registered in the name of, the transferee or transferees. The Corporation may treat the person in whose name this Warrant is registered as the Holder for all purposes.

(c) Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Corporation or, in the case of mutilation, on surrender of this Warrant to the Corporation for cancellation, the Corporation shall, within a reasonable time, execute and deliver to the Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

10. No Rights as a Stockholder. Prior to the exercise of this Warrant, the Holder shall have no rights as a stockholder of the Corporation, including, without limitation, voting rights.

11. No Waiver. No failure or other delay by the Holder exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

12. No Impairment. The Corporation shall not by any action, including, without limitation, through amendment of its certificate of incorporation or any Stockholders Agreement or any reorganization, transfer of assets, consolidation, merger, dissolution, or any other similar action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times carry out of all such terms and take all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment.

13. Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage prepaid, or delivered either by hand or by messenger, or sent via telecopier or e-mail, to the principal office of the Corporation and to the attention of the Chief Executive Officer, with respect to the Corporation and to the address set forth on the signature page hereto, with respect to the Holder, or at such other address as each party shall have furnished to the other in writing. Any notice or other communications so provided shall be deemed to be given when actually received by the addressees.

14. Amendments; Waivers. This Warrant may be amended, and compliance with the provisions of this Warrant may be omitted or waived, only with the written consent of the Corporation and the Holder.

15. Governing Law. This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

*         *         *

Executed and delivered under seal on and as of the date first above written.

PEAR THERAPEUTICS, INC.

By:
Name:
Title:

Acknowledged and Agreed:

BEHEALTH SOLUTIONS, LLC

By:
Name:
Title:

Address:

Signature Page to Pear Therapeutics Warrant to Purchase Common Stock

SUBSCRIPTION FORM

The undersigned, the Holder of the within Warrant to Purchase Common Stock, hereby elects to purchase shares of Warrant Stock (as defined in the Warrant), and tenders the aggregate Exercise Price for such shares as follows:

[ ] The undersigned elects to exercise the attached Warrant by means of a cash payment, and herewith makes payment of $             therefor.

[ ] The undersigned elects to exercise the attached Warrant by means of the net exercise provisions of Section 4 of the Warrant.

The undersigned further requests that the certificates representing such shares be issued in the name of and delivered to                                     and if such shares shall not include all of the shares issuable under this Warrant, that a new Warrant of like tenor and date be delivered to the undersigned for the shares not issued.

By its execution below and for the benefit of the Corporation, the Holder hereby restates each of the representations and warranties in Section 7 of the Warrant to Purchase Common Stock as of the date hereof.

Name of Holder

Dated:

Signature

Name of Signatory

Title of Signatory

EXHIBIT E

Registered IP

Copyright Registration No. TXu001814325

31

EXHIBIT F

FORM OF

BEHEALTH SOLUTIONS, LLC/UNIVERSITY OF VIRGINIA PATENT FOUNDATION LICENSE AGREEMENT OF MONTH DAY, YEAR

This Amended and Restated Exclusive License Agreement (“Agreement”) is entered into and made effective as of MONTH DAY, YEAR (the “Amended and Restated Effective Date”) by and between:

University of Virginia Patent Foundation d/b/a University of Virginia Licensing & Ventures Group, a Virginia non-profit corporation, having a principal place of business at 722 Preston Avenue, Suite 107, Charlottesville, VA 22903 (“UVA LVG”);

BeHealth Solutions, LLC (“BeHealth”), a Limited Liability Company of the Commonwealth of Virginia having a place of business at 375 Greenbrier Dr., Suite 100, Charlottesville, VA 22901; and

Each a “Party” or collectively the “Parties”.

W I T N E S E T H

WHEREAS, Lee Ritterband, Frances Thorndike, and co-authors (collectively, the “Authors”) have developed certain cognitive and behavioral intervention computer-based programs as part of their employment at the University of Virginia (“UVA” as further defined herein below);

WHEREAS, UVA LVG is an agent and/or assignee of the University of Virginia;

WHEREAS, UVA LVG has registered copyrights to certain computer source code, documentation, and written materials which provide and describe the function, operation and use of the computer-based intervention “Sleep Healthy Using the Internet” (hereinafter “SHUTi”, UVA LVG reference Ritterband-SHUTi), and the platform technology thereto (hereinafter “Platform”, UVA LVG reference Ritterband-Platform) which have been developed by the Authors and which are further described in Exhibits A and B;

WHEREAS, UVA LVG and the Université Laval (“Laval” as further defined herein below) have entered into an inter-institutional agreement (“IIA,” attached hereto as Exhibit H) effective January 31, 2011 whereby Laval will not offer their undivided interest in and to the Licensed Copyrights (as further defined herein below) for SHUTi to any third party;

WHEREAS, the Parties hereto have previously executed an exclusive license agreement, dated April 1, 2011 (the “Prior Agreement”);

All provisions are subject to addition, elimination, or revision by either Party. All communications and discussions are tentative until execution of a written agreement by both Parties.

WHEREAS, UVA LVG has been previously issued Equity in BeHealth in an amount equal to two percent (2%) of the Equity in BeHealth that was in existence at the time of the effective date of the Prior Agreement;

WHEREAS, the Parties now desire to amend and restate the Prior Agreement;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants set forth below, the Parties hereto agree as follows:

Article 1

DEFINITION OF TERMS

1.1 “Licensed Content” means (i) all content in versions on or prior to October 11, 2017 (which is the most recent version release) of the intervention for insomnia entitled “SHUTi” including the names “Sleep Healthy Using The Internet” and “SHUTi”, and (ii) all other textual material and documentation created or developed prior to October 11, 2017 (which is the most recent version release), that describes or is designed for use in conjunction with any of the foregoing, limited to SHUTi, and as described in Exhibit A.

1.2 “Licensed Platform” means the RICE platform limited to Licensed Content, in which the Licensed Software runs, and includes the research process features such as online user consent, questionnaire and module builders, automated emailing, and administrative and reporting features.

1.3 “Licensed Software” means all binary code, source code, and logic and processes that enable the intervention to be delivered as developed as of the Effective Date and limited to Licensed Content. Licensed Software includes algorithms, other textual material and documentation created or developed on or prior to October 11, 2017 (which is the most recent version release) that describes or is designed for use in conjunction with any of the foregoing, limited to SHUTi, and as described in Exhibit B.

1.4 “Licensed Copyrights” means the copyrights in and to the Licensed Content, Licensed Software, and/or Licensed Platform that exist under the U.S. Copyright laws and related regulations, registration for which in the U.S. Copyright Office has been applied for using the Registration Applications attached hereto as Exhibit C.

1.5 “Licensed Know-How” means all the know-how embodied in and necessary to employ the Licensed Copyrights, Licensed Content, Licensed Software, and/or Licensed Platform.

1.6 “Licensed Rights” means collectively the Licensed Content, Licensed Software, Licensed Platform, Licensed Copyrights, and Licensed Know-How.

1.7 “Licensed Product” means any product or service that embodies, contains, uses, or is covered by any of the Licensed Rights, or any derivative works made by BeHealth incorporating, in whole or in material part, any of the Licensed Content, Licensed Software, Licensed Platform, Licensed Data, and/or Licensed Copyrights.

1.8 “Distribution” of a Licensed Product means distribution by sale or other transfer of ownership. The terms “sale”, “sold” and “sell” as used in this Agreement include, without limitation, sales, leases, licenses, rentals, provision of services through the use of Licensed Products, and other modes of distribution or transfer of a product or its beneficial use, including, without limitation, by internet or by internal use by BeHealth on behalf of its customers. Notwithstanding the foregoing, the “provisions of services through the use of the Licensed Products” referenced above shall not include installation, configuration, consulting, training, support, customization, hosting, or development services.

1.9 “First Commercial Sale” means the first Distribution to an unaffiliated third party.

1.10 “Affiliate” means any legal entity that controls, is controlled by, or is under common control with BeHealth, and is authorized by BeHealth to practice under the Licensed Rights. The term “control” means possession of the power to direct or cause the direction of the management and policies of another entity, whether through the ownership of at least fifty (50%) of the voting stock or securities of the other entity, by contract, or otherwise. The term “entity” includes without limitation any individual, corporation, or other organization.

1.11 “Sublicensee” means any non-Affiliate third party to whom BeHealth has granted a Sublicense of the Licensed Software, Licensed Platform and/or Licensed Content. “Sublicense” means an arms-length agreement in which BeHealth:

(a)	grants or otherwise transfers any of the rights granted hereunder or other rights that are relevant to the making, using, or Distribution of Licensed Products under the non-Affiliate’s own brand,

(b)	agrees not to assert the Licensed Copyrights and or agrees not to sue, prevent or seek a legal remedy for the practice of same,

(c)	assigns or otherwise transfers this Agreement other than as permitted under the Assignment article herein below, or

(d)

is under an obligation to do any of the foregoing, or to forebear from offering or doing any of the foregoing with any other entity, including licenses, option agreements, right of first refusal agreements, standstill agreements, settlement agreements or other agreements.

“Sublicense” does not include: (i) the grant of a license of the Licensed Software, Licensed Platform and/or Licensed Content to an end user customer; (ii) the licensing of the rights granted hereunder or other rights that are relevant to the making, using, or Distribution of Licensed Products to a non-Affiliate under the Licensee’s brand; (iii) the provision of the Licensed Products on a software-as-a-service (SaaS) or application service provider (ASP) basis; or (iv) the grant of a license of any or all of the rights granted hereunder to not-for-profit and governmental institutions for their internal research and scholarly use only.

1.12 “Sublicensing Revenue” means the consideration received by BeHealth from Sublicensees under a Sublicense of the Licensed Products, including without limitation license issue fees, option fees and other licensing fees, milestone payments, minimum annual royalties, running royalties, equity or other payments of any kind whatsoever, irrespective of whether such revenues are received in the form of cash, barter, credit, stock, warrants, release from debt, goods or services, licenses back, a premium on the sale of Equity (i.e., payments for equity that exceed the pre-Sublicense fair market value of the Equity), equity exchanges, or any other form whatsoever.

1.13 “Net Sales” means the amounts received by BeHealth and its Affiliates for (i) the Distribution of Licensed Products to third parties, (ii) the reproduction and public display of Licensed Products, and (iii) the use of any of the foregoing in BeHealth’s business, to the extent not covered hereinabove; less [***]

1.14 “Field” means digital therapeutic application.

1.15 “Confidential Information” means any information exchanged between UVA LVG and BeHealth, its Affiliates and Sublicensees, (including information disclosed by UVA on behalf of UVA LVG) either orally or in writing or other tangible medium other than that which

(a)	is or becomes known to the public without fault of the Party receiving the information;

(b)	the receiving Party can establish from documentary evidence that it knew prior to the receipt of the same from the disclosing Party; or

(c)	is obtained from a third party having the right to disclose same without breach of any obligation of confidentiality to the disclosing Party.

1.16 “UVA” means Commonwealth of Virginia and the Rector and Visitors of the University of Virginia, its governors, trustees, officers, agents, employees, officials, faculty, staff, and students.

1.17 “Laval” means the Université Laval, its governors, trustees, officers, agents, employees, faculty, staff and students.

1.18 “Equity” means stock, membership interests, partnership interests, options, warrants, other forms of convertible securities, and other ownership interests in BeHealth or its assets, as may be in existence or issued from time to time by BeHealth and/or its successors and/or assigns.

1.19 “Licensed Data” means the data described in the “Data Use Agreement” set forth in Exhibit F attached hereto.

1.20 “Related Work” means a patentable or unpatentable invention, discovery, content, software, data, or know-how created by at least one (1) inventor or author of the Licensed Rights that (i) is directly related to sleep or sleep-related conditions, (ii) has application within the Field, (iii) is the product of UVA research, (iv) is disclosed to UVA LVG within two (2) years of the Amended and Restated Effective Date and prior to any Change of Control, and (iv) is not otherwise obligated to any third party.

1.21 “Change of Control” means an acquisition of at least fifty percent (50%) of the outstanding shares of Licensee (on a fully diluted basis) by a third-party; a merger or consolidation of Licensee with another entity; or the sale or disposition by the Licensee of substantially all of its intellectual property assets.

Article 2

GRANT

2.1 Grant to Licensee

In consideration of BeHealth’s satisfaction of its obligations hereunder, UVA LVG hereby grants to BeHealth:

(a)	an exclusive, worldwide right in the Field to use the Licensed Content;

(b)	an exclusive, worldwide right in the Field to use the Licensed Copyrights as they relate to Licensed Content and Licensed Software;

(c)	a nonexclusive, worldwide right in the Field to use the Licensed Copyrights, but only as necessary to practice the Licensed Content and Licensed Software;

(d)	an exclusive, worldwide right in the Field to use the Licensed Software;

(e)	a nonexclusive, worldwide right in the Field to use the Licensed Platform, but only as necessary to practice the Licensed Content and Licensed Software;

(f)	a nonexclusive, worldwide right in the Field to use Licensed Know-How; and

(g)	(g) subject to the Data Use Agreement by and between UVA and UVA LVG, a nonexclusive, worldwide right in the Field to use the Licensed Data;

to reproduce and publicly display Licensed Products, to prepare derivative works from the Licensed Content, Licensed Software, Licensed Platform (but only as necessary to practice the Licensed Content and Licensed Software), and/or Licensed Copyrights, and to engage in the Distribution of Licensed Products to customers throughout the term hereof. Licensee agrees that it will comply with all of the obligations set forth in the Data Use Agreement as if Licensee was specifically identified as the Data Recipient therein.

2.2 Affiliate Rights

The rights licensed to BeHealth hereunder shall be extended to Affiliates designated in writing by BeHealth, provided that each such Affiliate first agrees in writing to be bound by the terms and conditions of this Agreement. BeHealth shall deliver to UVA LVG a copy of said writing within thirty (30) days of its execution. BeHealth agrees to be fully responsible for the performance of such Affiliates hereunder.

2.3 Right to Sublicense

Upon achieving its First Commercial Sale of a Licensed Product, BeHealth shall have the right to sublicense any or all of the rights licensed hereunder to non-affiliated third parties, provided that:

(a)

each Sublicense contains the terms and conditions which are set forth in the Government Rights, and Reservation by Licensor paragraphs, and in the Definitions, Reports and Records, Duration and Termination, Confidentiality, Representations and Warranties, Export Control, Marking and Severability articles of this Agreement, modified only to indicate that the Sublicensee is obligated to BeHealth as BeHealth is to UVA LVG hereunder, and for the Indemnification and Insurance and Non-Use of Names articles, modified only to indicate that the Sublicensee is obligated to UVA and UVA LVG as BeHealth is obligated to UVA and UVA LVG hereunder;

(b)

BeHealth does not receive and does not agree to receive anything of value other than cash in consideration for a Sublicense, unless expressly agreed in writing by UVA LVG after review of the proposed transaction as a whole, and in which case such value will be subject to the Sublicensing Payments provisions set forth below;

(c)	each Sublicense is otherwise consistent with the terms and conditions of this Agreement;

(d)

a copy of each Sublicense is provided to UVA LVG promptly following its execution, together with a written statement disclosing any and all prior, contemporaneous, planned and proposed contractual relationships between BeHealth and the Sublicensee; and

(e)

BeHealth represents and warrants that no such other contractual relationships contain consideration to BeHealth reasonably attributable to the sublicensed rights. BeHealth agrees to be fully responsible for the performance of its Sublicensees hereunder.

2.4 Government Rights

Notwithstanding anything herein to the contrary, and without any investigation having been made, any and all licenses and other rights granted hereunder are limited by and subject to the rights and requirements of the United States Government which may attach as a result of Government sponsorship of research at UVA or Laval in which one or more authored work covered by the Licensed Rights was created, as set forth in the relevant Government research contracts with UVA and in the applicable U.S. statutes, and as such rights and requirements may be amended or modified by law.

2.5 Reservation by Licensor

Notwithstanding anything herein to the contrary, the above grant is subject to a reservation of rights by UVA LVG for itself, UVA and Laval to practice under the Licensed Rights for educational, research and other internal purposes. UVA LVG further excludes from the license granted herein the right to bring an infringement action against, seek monetary damages from, or seek an injunction against, any Author or their present or future not-for-profit employers even after such employment has ended, for infringement of the portion of the Licensed Rights of which they are the Author in carrying out not-for-profit research. Nothing herein shall be construed to require UVA LVG to bring any such action against any such party. Each Author shall have the right to bring the most current version of any Licensed Content, Licensed Software, and/or Licensed Platform of which he/she is an author at the time of their departure from UVA or Laval to their future not for profit employers to use for not-for-profit research only. A list of Authors associated with the Licensed Software, Licensed Platform, and Licensed Content is attached hereto as Exhibit D.

2.6. Licenses Back

BeHealth hereby provides UVA LVG (with respect to the portion of the Licensed Rights of which they are or were a UVA Author, as set forth in Exhibit D) a non-transferable, revocable, limited license to derivative works created by BeHealth during the term of this Agreement that incorporate the Licensed Content, Licensed Software, and/or Licensed Platform, subject to UVA LVG so licensed entering into a Non-Disclosure Agreement with BeHealth with terms sufficient to protect the commercial viability of BeHealth and/or Licensed Products. Such license shall be a limited license for internal research use only. However, BeHealth shall not be required to provide maintenance and support services or hosting services to UVA or Laval, and any such services shall be subject to a separate agreement. The Parties acknowledge and agree that BeHealth is not obligated to provide any services with respect to the License Back, including, without limitation, configuration, installation, customization, hosting, maintenance and support, such services to be provided only pursuant to a separate agreement.

2.7 UVA Derivative Works

Nothing herein shall be construed to require UVA, Laval or UVA LVG to maintain the Licensed Software and/or Licensed Platform or to make any derivative works therefrom.

2.8 Related Work

UVA LVG will attempt to identify and disclose each Related Work, if any, to BeHealth. Upon disclosure of a Related Work by UVA LVG to BeHealth, BeHealth shall have a [one hundred twenty (120)] day exclusive option to negotiate terms of a license or amendment to this Agreement to include the Related Work for commercial purposes in the Field (“Related Works License”); and in connection with the foregoing, UVA LVG agrees to negotiate in good faith towards executing such Related Works License. Each Related Works License shall, if appropriate, (i) provide UVA LVG with commercially reasonable financial consideration, (ii) obligate BeHealth to use commercially reasonable efforts to commercialize the subject Related Work in accordance with mutually agreed diligence milestones, and (iii) incorporate or include all other terms of this Agreement.

Article 3

FINANCIAL CONSIDERATION

In consideration of the rights, privileges, and licenses granted hereunder, BeHealth shall pay royalties to UVA LVG in the manner hereafter provided:

3.1 Initial Equity Transfer

(Intentionally Left Blank)

3.2 Running Royalties

Throughout the term of this Agreement, BeHealth shall pay quarterly to UVA LVG a running royalty of [***] of Net Sales of Licensed Products containing at least a material portion of the Licensed Content, and [***] of Net Sales of all other Licensed Products.

The above royalty shall apply to all Licensed Products distributed during the term of this Agreement. No multiple running royalties shall be payable because the Licensed Product, or the manufacture or use thereof, are or shall be covered by more than one Licensed Right.

3.3 Minimum Annual Royalties

BeHealth shall pay to UVA LVG a Minimum Annual Royalty payment in the amount of [***] annually. BeHealth shall make such payment to UVA LVG within thirty (30) days of the end of the calendar year in which it is due. For each calendar year, that year’s Minimum Annual Royalty payment shall be fully creditable against running royalties paid to UVA LVG under the Running Royalties section for such calendar year, but shall not be creditable against any other payment due under this Agreement, including past or future running royalties that may be or may become due.

3.4 Sublicensing Payments

BeHealth shall pay to UVA LVG an amount equal to [***] of Sublicensing Revenues. BeHealth shall not pay a running royalty on Net Sales of Licensed Products by its Sublicensees.

3.5 Buyout Payment

At any point in time after the Effective Date, BeHealth shall be entitled to make a one-time lump sum payment to UVA LVG of one million dollars (U.S. $1,000,000) in exchange for a perpetual royalty free license in the Field to all Licensed Rights covered by this Agreement at the time of payment. If BeHealth makes this payment, then no sublicensing fees based on Sublicensing Revenue shall be owed under this Agreement.

Article 4

DILIGENCE

4.1 Commercialization Program

BeHealth shall use its commercially reasonable efforts to bring the Licensed Products to market through a thorough, vigorous, and diligent commercialization program, which program shall include but not be limited to the development, marketing, promotion, distribution and sale of Licensed Products. A report of BeHealth’s efforts, and progress made, in bringing Licensed Products to market shall be provided to Foundation in accordance with the Diligence Reporting paragraph below.

4.2 Diligence Milestones

(Intentionally Left Blank)

4.3 Diligence Reporting

Throughout the course of commercial development of Licensed Products by BeHealth and its Affiliates, BeHealth shall provide UVA LVG with reasonably detailed confidential periodic summary reports evidencing its efforts in, progress made, and future plans for, its development of Licensed Products and bringing same to market (such reports to be provided no less frequently than twice per year, the first report to be due within 12 months after the Effective Date).

Article 5

REPORTS AND RECORDS

5.1 Record Accounting

BeHealth shall keep complete and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to UVA LVG by BeHealth hereunder, and for otherwise verifying BeHealth’s performance hereunder. Such books of account shall be kept at BeHealth’s principal place of business, and shall be maintained for at least five (5) years following the end of the reporting period to which they pertain. Such books and the supporting data shall be open at all reasonable times to the inspection by UVA LVG’s internal auditing personnel, and/or an independent certified public accountant retained by UVA LVG and/or employed by UVA LVG, for the purpose of verifying BeHealth’s royalty statement or compliance in other respects with this Agreement. Such examinations shall be made during reasonable business hours, and not more than once during each calendar year. BeHealth shall also provide UVA LVG with a comparable right of audit of each Affiliate and Sublicensee. Should any of the foregoing examinations reveal an underpayment, BeHealth shall immediately pay to UVA LVG the underpaid amount and interest due thereon (as provided for herein). Should the underpayment be more than five percent (5%), then BeHealth shall also bear the cost of such examination, including accountant’s fees and expenses, and BeHealth shall immediately reimburse UVA LVG for all such audit costs.

5.2 Product Reports

Within thirty (30) days of the end of each fiscal quarter, BeHealth shall deliver to UVA LVG complete and accurate reports, giving such particulars of the business conducted by BeHealth and its Affiliates during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These reports shall include at least the following:

(a)	The numbers of each Licensed Product distributed by BeHealth and each Affiliate and Sublicensee;

(b)	Total receipts for Licensed Products distributed by BeHealth and each Affiliate and Sublicensee;

(c)	Deductions applicable as provided in the definition of Net Sales;

(d)	Total royalties due to UVA LVG;

(e)	Names and addresses of all Sublicensees of BeHealth;

(f)	Payments and other consideration received from each Sublicensee, as further described in the definition of Sublicensing Revenues; and

(g)	Payments due to UVA LVG under the Sublicensing Payments paragraph hereinabove.

In addition to the foregoing reports, BeHealth shall deliver annually a report containing BeHealth’s financial statements for the preceding twelve (12) months including, at a minimum, a balance sheet and an operating statement. Such reports shall be considered Confidential Information, and shall be subject to the confidentiality provisions contained herein.

5.3 Payments

With each quarterly report submitted, BeHealth shall pay to UVA LVG the royalties and other payments due and payable under this Agreement. If no royalties shall be due, BeHealth shall so report. Payments shall be paid in United States Dollars in Charlottesville, Virginia, or at such other place as UVA LVG may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate stated in the Wall Street Journal on the last business day of the calendar quarterly reporting period to which such royalty payments relate. Unless otherwise specified hereunder, all payments shall be made within forty-five (45) days after the end of the calendar quarter in which they became due and payable to UVA LVG. Any amounts due hereunder which are unpaid thirty (30) days after the end of the calendar quarter shall bear simple interest accrued at the annual rate of twelve percent (12%). Any taxes required to be withheld by BeHealth from payments otherwise due hereunder in order to comply with the tax laws of the United States or any other country shall be promptly paid by BeHealth to the appropriate tax authorities, and BeHealth shall furnish UVA LVG with true copies of official tax receipts or other appropriate evidence issued by the appropriate tax authorities sufficient to enable UVA LVG to support a claim for income tax credit or refund in respect of any sum so withheld.

Article 6

COPYRIGHT PROTECTION

6.1 Intellectual Property Ownership

All Licensed Rights shall at all times be owned by UVA LVG, except for the SHUTi Licensed Content which shall at all times be owned jointly by UVA LVG and Laval. UVA LVG will conduct an initial assessment of the copyrights which may be required to protect the Licensed Software and/or Licensed Content, including an estimate of the necessary costs of filing and attorney fees. BeHealth shall cover the costs of filing fees and attorney’s fees associated with the filing, prosecution and issuance of copyright registrations covering the Licensed Software and/or Licensed Content. If BeHealth does not agree to pay such costs and UVA LVG proceeds to incur those costs at its own expense, the rights at issue will thereafter be excluded from the rights granted thereunder, and UVA LVG shall be free to license such rights to third parties, without any further obligation to BeHealth. BeHealth shall own all BeHealth-made derivative works of the Licensed Content, Licensed Software, and/or Licensed Platform. However, BeHealth’s rights in and to the same shall be subject to UVA LVG’s, and if applicable, Laval’s dominant rights in and to the Licensed Content, Licensed Software, and/or Licensed Platform.

6.2 Infringement of Licensed Copyrights

If either Party believes that any of the Licensed Copyrights are being infringed by a third party, such Party shall notify the other, and as part of such notice shall provide copies of all documentary evidence of such infringement. BeHealth will have the right but not the obligation to bring an infringement action against the alleged infringer, at BeHealth’s sole expense. UVA LVG will cooperate as requested by BeHealth, and will be compensated by BeHealth for its reasonable out-of-pocket expenses, which UVA LVG will only be required to expend if BeHealth has approved same for reimbursement. No settlement, consent judgment, or other voluntary final disposition of such suits may be entered into without the consent of UVA LVG, which consent shall not be unreasonably withheld. Any damages paid (including without limitation statutory damages, lost profits damages, compensatory damages, exemplary damages, increased damages, and awards of costs and attorney’s fees) shall first be proportionately applied to the reimbursement of BeHealth’s reasonable costs, expenses and legal fees, including amounts BeHealth has reimbursed to UVA LVG. The remaining balance of such damages shall be divided as follows: (i) for that remaining portion, if any, which was awarded on the basis of lost profits, UVA LVG shall recover the royalty UVA LVG would have received under this Agreement if the infringing distributions or reproductions had been made by BeHealth, multiplied by the proportion of any increase relative to the actual damages awarded due to willfulness, and BeHealth shall retain the remainder; and (ii) for any other remaining recovery, equally between BeHealth and UVA LVG. In the event that BeHealth elects not to bring or pursue an infringement action against an alleged infringer, UVA LVG, and if applicable, Laval shall have the right, but not the obligation, to do so at its sole expense, and to retain all recovered damages. In such instances BeHealth will cooperate as requested by UVA LVG, and will be compensated by UVA LVG for its reasonable out-of-pocket expenses, which BeHealth will only be required to expend if UVA LVG has approved same for reimbursement.

Article 7

DURATION AND TERMINATION

7.1 Contract Term

The term of this Agreement shall commence on the Effective Date and shall otherwise continue unless terminated in accordance with the provisions herein below.

7.2 Bankruptcy

BeHealth will promptly inform UVA LVG of its intention to file a voluntary petition in bankruptcy or of another’s communicated intention to file an involuntary petition in bankruptcy. Subject always to BeHealth not being in material breach of the Agreement, all rights and licenses granted under or pursuant to any section of this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, 11 U.S.C. § 101 et seq., licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code; and Software and Platform are, and shall be deemed to be, “embodiment[s]” of “intellectual property” for purposes of same. BeHealth shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction. Without limiting the generality of the foregoing, UVA LVG acknowledges that the rights and license granted to BeHealth pursuant to this Agreement shall not be affected by UVA LVG’s rejection of this Agreement in bankruptcy, and shall continue subject to the terms and conditions of this Agreement.

7.3 Licensor Termination

If BeHealth fails to make an undisputed payment to UVA LVG of running royalties or any other payment in accordance with the terms of this Agreement, or upon BeHealth’s other material breach or default of any material term of this Agreement (except for termination due to any breach of provision of the Indemnification and Insurance article herein below), UVA LVG shall have the right to serve notice upon BeHealth of UVA LVG’s intention to terminate the entirety of the rights, privileges and licenses granted hereunder within sixty (60) days from the mailing of such notice. If BeHealth does not timely pay all such overdue amounts to UVA LVG, or, as applicable, if BeHealth fails to reasonably cure such material breach or default and to timely provide UVA LVG with reasonably acceptable written evidence of such cure, then the rights, privileges, and licenses granted hereunder may be immediately terminated by UVA LVG at any time after said sixty (60) day period by written notice to BeHealth. Such termination shall be effective as of the date of mailing of said termination notice.

7.4 Termination by BeHealth

BeHealth shall have the right to terminate this Agreement, in whole or with respect to any Licensed Rights, at any time by providing UVA LVG with thirty (30) days advance notice by certified mail, provided BeHealth has not committed a material and uncured breach of this Agreement. Upon such termination, UVA LVG shall be free to license such rights to third parties, without any further obligation to BeHealth whatsoever. All licenses granted to customers in accordance with the terms of this Agreement shall survive termination of this Agreement.

7.5 Continued Obligations

Upon termination of this Agreement in whole or in part for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination. Except as set forth in the Lapse of Coverage paragraph herein below, after the effective date of such termination, BeHealth and its Affiliates and Sublicensees may, for a period of one (1) year, distribute and publicly display all Licensed Products, and complete Licensed Products in the process of reproduction at the time of such termination and distribute and publicly display the same, provided that (i) BeHealth shall pay to UVA LVG the running royalties and other payments as required hereinabove, (ii) insurance required hereunder shall be in effect, and (iii) BeHealth shall submit the reports required by the Product Reports paragraph hereof.

7.6 Effect on Sublicenses

Upon termination of this Agreement in whole or in part, for any reason, BeHealth shall promptly notify its Sublicensees of such termination. Subsequent to termination, BeHealth shall no longer have the authority to grant any sublicenses hereunder. Any rights previously granted by BeHealth under any sublicense hereunder will be automatically revoked ninety (90) days following the effective date of termination of this Agreement. However, Sublicensees shall have the right to enter into a written license agreement with UVA LVG before their sublicense is revoked, through which such Sublicensee shall become bound to UVA LVG on substantially the same terms and conditions as it was bound to BeHealth under the sublicense. If any Sublicensee desires to enter into such a license agreement, it shall be wholly the responsibility of that Sublicensee to notify UVA LVG of such desire within thirty (30) days after the effective date of termination of this Agreement. UVA LVG hereby agrees to offer such terms and enter into such written license agreement with modifications as is reasonably necessary to accommodate the functional and structural differences between BeHealth and UVA LVG. Failure of a Sublicensee to timely enter into such a license shall automatically result in the termination of the sublicense and all rights granted thereunder.

7.7 Survivability

The provisions of the Financial Considerations, Confidentiality, Indemnification and Insurance, Representations and Warranties, Export Control and Non-Use of Names articles of this Agreement shall survive termination of this Agreement. Nothing herein shall be construed to release either Party from any obligations that matured prior to the effective date of such termination.

Article 8

CONFIDENTIALITY

8.1 Confidential Information

During the term of this Agreement and for a period of five (5) years thereafter, the Parties agree that all Confidential Information shall be maintained in confidence by the receiving Party and shall not be disclosed by the receiving Party to any third parties unless agreed to in writing by the Party providing the information; nor shall any such Confidential Information be used by the receiving Party for any purpose other than those contemplated by this Agreement; except, however, the Parties agree that nothing herein will be construed to prevent (i) the Parties from providing about this Agreement and amounts paid as part of other routinely prepared summary documents, and (ii) UVA LVG from reporting consideration received hereunder to UVA ,the Authors and, if applicable, Laval.

8.2 Security

BeHealth and UVA LVG agree that the confidentiality obligations hereunder shall require that each Party use those security and confidentiality procedures and practices as each would use for its own confidential records. BeHealth acknowledges that UVA and UVA LVG are separate entities, that these confidentiality provisions do not bind UVA, and that the protection of BeHealth’s confidential information may require BeHealth to enter into a separate confidentiality agreement with UVA.

8.3 Publication

In recognition of the academic mission of UVA, BeHealth agrees that nothing herein shall prevent UVA or UVA LVG from disclosing or publishing UVA or UVA LVG information, or create any legal liability for doing so, irrespective of whether such information comprises UVA or UVA LVG Confidential Information. Notwithstanding the foregoing, the UVA LVG shall not publish the source code of the Licensed Software or Licensed Platform or a material part of the Licensed Content.

Article 9

ARBITRATION AND GOVERNING LAW

9.1 Law to Govern

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its or any other jurisdiction’s conflicts of laws provisions.

9.2 Arbitration Proceedings

Claims, disputes, or controversies concerning the validity or scope of any of the Licensed Copyrights shall be resolved in the Federal District Court seated in Charlottesville, Virginia. All other claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the Parties, shall be resolved by final and binding arbitration in Charlottesville, Virginia, under the rules of the American Arbitration Association. The arbitrators shall have no power to add to, subtract from, or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either Party in the courts of the Commonwealth of Virginia seated in Charlottesville. The Parties hereby irrevocably consent and submit to the exclusive jurisdiction and venue of each court and arbitration site cited above for the purposes each is mentioned. UVA LVG agrees not to terminate any portion of this Agreement during any arbitration proceedings under this section.

9.3 Arbitration Delays

The arbitrators shall not delay the arbitration proceeding for the purpose of obtaining, or permitting either Party to obtain, judicial resolution of such issue, unless a court of competent jurisdiction enters an order staying such arbitration proceeding. Neither Party shall raise any issue concerning the validity or scope of any copyright or trademark licensed hereunder in any proceeding held to enforce any arbitration award hereunder or in any proceeding otherwise arising out of any such arbitration award.

Article 10

INDEMNIFICATION AND INSURANCE

10.1 Licensee Indemnification

BeHealth agrees to indemnify, hold harmless and defend UVA and UVA LVG, and their respective trustees, officers, employees, attorneys and agents from all claims or demands made against them (and any related losses, expenses or attorney’s fees) arising out of or relating to BeHealth’s or Affiliate’s conduct or possession, use, Distribution, or other disposition of the Licensed Products, the Licensed Rights, or Confidential Information, including but not limited to, any claims of product liability, personal injury, death, damage to property or violation of any law or regulation. This obligation shall survive termination of this Agreement. “BeHealth” includes any and all of its parents, assigns, successors, officers, trustees, personnel, agents, and employees.

10.2 Extent of Insurance

BeHealth shall obtain and maintain liability insurance that shall have total liability limits of not less [***] for claims by third parties seeking damages as a result of death, injury to person or damage to property. BeHealth shall require each of its authorized Affiliates and Sublicensees to have such insurance or its equivalent. Evidence of the existence and sufficiency of such insurance shall be provided to UVA LVG upon request.

Neither BeHealth nor any Affiliate shall Distribute or publicly display any Licensed Product, Licensed Software, or Licensed Platform, unless BeHealth (and BeHealth’s permitted assignee) shall have first provided UVA LVG with a certificate of insurance proving that BeHealth has in force, during the term of this Agreement, the liability insurance described in the immediately preceding paragraph. Upon the request of UVA LVG, Licensee shall provide UVA LVG with a copy of the policy, status of claims and claims history respecting any of the insurance required to be maintained by Licensee hereunder.

Such policy or policies provided by BeHealth shall name UVA LVG and UVA as additional insured parties, and such policy or policies shall be primary to any other insurance available to the UVA LVG or UVA, and contain a provision that the required coverage will not be reduced, materially altered, or canceled by BeHealth without the prior written approval of the Executive Director of UVA LVG. Any reduction or material alteration of such coverage without written approval, or any other violation of the provisions of this paragraph, shall be deemed a material breach of this Agreement.

The professional liability coverage and commercial general liability coverage required by this Paragraph shall be in substantially similar to the form attached to this Agreement as Exhibit E, or for BeHealth’s permitted assignee, similar to the requirements attached to this Agreement as Exhibit I. Provided BeHealth obtains and maintains liability coverage substantially similar to the form attached to this Agreement it shall for all purposes be deemed to have satisfied the requirements of this Article 10.2.

10.3 Term of Insurance

Unless expressly waived in writing by UVA LVG, BeHealth agrees that the liability insurance described in Article 10.2 shall be continuously maintained in force for so long as this Agreement remains in effect and for a period of up to five (5) years after termination of this Agreement.

10.4 Lapse of Coverage

This Agreement and the licenses granted herein to BeHealth shall immediately and automatically terminate without notice in the event BeHealth, or its Affiliates, Sublicensees or other party acting under authority of BeHealth, fails to obtain the insurance required in Article 10.2, or if the insurance lapses or is cancelled. A termination occurring under this paragraph shall occur and become effective at the time such insurance coverage ends or becomes required and is not obtained. Nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination. Notwithstanding the foregoing, to the extent that automatic termination resulted from a lapse of the above-required insurance, and to the extent that such rights are still available for licensing, BeHealth shall have the right to reinstate the effectiveness of this Agreement by obtaining the required insurance within sixty (60) days from the lapse, whereupon this Agreement shall automatically become effective as of the date of reinstatement of said insurance (occurring within sixty (60) day period from the lapse) and shall remain in full force and effect without any further action of the Parties.

10.5 Sublicensee Insurance

BeHealth shall insert this Indemnification and Insurance article in any sublicense in which BeHealth grants to a third party the right to reproduce, distribute or display any Licensed Product or to prepare derivative works based on any Licensed Content, Licensed Software, Licensed Platform, and/or Licensed Copyrights, with the name of such Sublicensee substituted for the name of BeHealth therein, and to name UVA and UVA LVG as insured Parties with respect to the Distribution of use of Licensed Products.

Article 11

REPRESENTATIONS AND WARRANTIES

11.1 No Encumbrances

Each Party hereto acknowledges and agrees that no representation or promise not expressly contained in this Agreement has been made by the other Party hereto or by any of its agents, employees, representatives or attorneys concerning the subject matter of this Agreement. Each Party further warrants and represents that, to the best of its knowledge, it has the full right and power to make the promises and grant the licenses set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence which are inconsistent with the provisions of this Agreement.

11.2 Licensee Warranty

BeHealth warrants and represents that it shall use its best efforts to diligently pursue the development, manufacture, and Distribution of Licensed Products throughout the term of this Agreement.

11.3 Licensor Warranty

UVA LVG hereby represents and warrants to BeHealth that it is, to the best of UVA LVG’s knowledge, the owner of all Licensed Rights, except as indicated in the Intellectual Property Ownership paragraphs hereinabove, free and clear of any claims or encumbrances, except as indicated in the Government Rights and the Reservation by Licensor paragraphs hereinabove, and has the exclusive right to grant the licenses provided herein.

11.4 Infringement Actions by 3rd Parties

BeHealth acknowledges and agrees that, except as warranted above, all rights licensed by UVA LVG hereunder are licensed “as is” and without any representation, indemnification or warranty with respect to possible infringement of third party rights. In the event of a third party infringement action against either Party with respect to any Licensed Product, BeHealth will indemnify the UVA LVG against such action and shall without limitation pay any damages resulting from any judgment against UVA LVG. BeHealth’s indemnification shall be limited to the amount of BeHealth’s Net Sales from the Licensed Product resulting in such claim unless BeHealth knowingly violated the third party’s intellectual property rights in which case BeHealth’s indemnification obligation shall not be so limited. In any event, UVA LVG will cooperate as requested by BeHealth, and will be compensated by BeHealth for its reasonable out-of-pocket expenses incurred in such cooperation, which UVA LVG will only be required to expend if BeHealth has approved same for reimbursement. No settlement, consent judgment, or other voluntary final disposition of any suit that would affect the validity, scope or enforceability of the Licensed Copyrights, by estoppel, admission or otherwise, or UVA LVG’s rights in or to same, may be entered into without the consent of UVA LVG.

11.5 Disclaimers

Except as warranted above, nothing in this Agreement shall be construed as (i) a warranty or representation by UVA LVG or Laval as to the validity or scope of any Licensed Rights, (ii) a warranty or representation that anything distributed, developed, used or promoted under any license granted in this Agreement does not or will not infringe patents, copyrights, trademarks, trade secrets or other proprietary rights of third parties; (iii) an obligation to bring or prosecute actions or suits against third parties for infringement; (iv) conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof of BeHealth, UVA, UVA LVG, or Laval; (v) conferring by implication, estoppel or otherwise any license or rights under any rights of UVA LVG or Laval other than the Licensed Rights; (vi) any other representations or warranties, either express or implied, unless specified in this Agreement; (vii) directly or indirectly operating or applying as a waiver of sovereign immunity by the Commonwealth of Virginia; or (viii) imposing any obligation or any liability on any Party contrary to the laws of the Commonwealth of Virginia. UVA LVG DISCLAIMS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED RIGHTS OR ANY LICENSED PRODUCTS.

Article 12

PAYMENTS AND NOTICES

Any payment, notice, or other communication given under this Agreement shall be in writing and shall be deemed delivered when sent by certified first class mail, overnight courier, or by facsimile, provided that a copy of such facsimile is promptly sent by certified first class mail or overnight courier, addressed to the Parties as follows (or at such other addresses as the Parties may notify each other in writing):

Licensee:	UVA LVG:
BeHealth Solutions, LLC	UVA LVG
[***]	[***]

Article 13

NO ASSIGNMENT

BeHealth shall neither assign nor transfer this Agreement or any interest herein without the prior written consent of UVA LVG. BeHealth shall give UVA LVG written notice of BeHealth’s intent to so transfer this Agreement thirty (30) days prior to completion of such transfer, along with a copy of such transfer agreement, pursuant to which such transferee shall have agreed in writing to be bound by the terms and conditions of this Agreement. Upon the first transfer and assignment of this Agreement by BeHealth in accordance with this Article 13, BeHealth (and not the transferee) shall pay to UVA LVG an assignment fee of fair consideration to be mutually agreed upon by the Parties; provided, however, that no assignment fee shall be due in connection with any subsequent transfer and assignment of this Agreement to a third party. Upon completion of the first such transfer, the term “BeHealth” as used herein shall be deemed to be such transferee. If such transferee shall not have agreed in writing to be bound by the terms and conditions of this Agreement, then UVA LVG shall have the right to terminate this Agreement.

Article 14

NON-USE OF NAMES

Neither Party shall use the names of the other, of Laval or any adaptation thereof, or of their employees, officers, or agents, or any adaptation thereof, in any advertisement, promotional or sales literature without prior written consent obtained from such Party in each case. However, BeHealth may state that it licensed from UVA LVG the Licensed Rights, and UVA LVG may state that it licensed to BeHealth the Licensed Rights. Either Party may further include (i) Authors’ names, (ii) software titles and summaries, (iii) technology field of use, (iv) results of research studies related to the Licensed Rights, (v) information about the publication of articles about the Licensed Rights in scientific and non-scientific publications (subject to the intellectual property rights of the owners of those publications), (vi) that the Licensed Content, Licensed Software, and Licensed Platform were developed at UVA and, if applicable, Laval with funding from the National Institute of Health (NIH), and (vii) the type and extent of the license, but may not include terms and conditions of this Agreement, or other Confidential Information, unless such disclosure is required by law, rule or regulation. The Parties agree to take all reasonable precautions to prevent any such public information regarding the Licensed Rights or this Agreement from containing inaccuracies or from otherwise being misconstrued or misleading, and such information shall clearly indicate the Party responsible for the conception of the Licensed Rights, and the ongoing research and development efforts at BeHealth, UVA and, if applicable, Laval.

Article 15

EXPORT CONTROLS

It is understood that UVA LVG and BeHealth are subject to United States laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979) controlling the export of technical data, computer software, laboratory prototypes, and other commodities, and that such obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by BeHealth that BeHealth shall not export data or commodities to certain foreign countries without prior approval of such agency. UVA LVG does not represent that a license is not required, or that, if required, such a license shall be issued.

Article 16

MARKING

BeHealth shall mark with copyright notices all Licensed Products made or distributed in the United States in accordance with 17 U.S.C. §401, and will mark all Licensed Products made or distributed in other countries in accordance with the laws and regulations then applicable in each such country.

Article 17

FORCE MAJEURE

No Party shall be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by acts of God or natural disaster, interference by civil or military authorities, non-administrative government actions, and war or terrorism.

Article 18

SEVERABILITY

Should any provision of this Agreement be determined to be unenforceable or otherwise unlawful, then such provision shall be without effect, and the remaining terms of this Agreement shall survive, as if such provision had not been included herein; and the Parties shall promptly meet to agree upon further terms which shall, within the confines of the law, most substantially satisfy the intention of the Parties as reflected by the ineffective provision. If such agreement between the Parties is not reached within thirty (30) days of the date such provision is determined to be unenforceable or otherwise unlawful, the Parties agree to submit such matter to binding arbitration in accordance with the arbitration provisions hereinabove.

Article 19

HEADERS

The article and paragraph headings contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Article 20

BENEFIT AND WAIVER

This Agreement is binding upon and shall inure to the benefit of the Parties hereto, their representatives, successors and permitted assigns. No failure or successive failures on the part of the Parties, to enforce any provisions of this Agreement, and no waiver or successive waivers on either Party’s part of any condition of this Agreement, shall operate as a discharge of such provision or condition, or render the same invalid, or impair the right of such Party to enforce same in the event of any subsequent breach or breaches by the other Party.

Article 21

ENTIRE AGREEMENT

The Parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and supersedes any and all prior written and oral agreements, understandings, promises or offers, including without limitation any term sheet which preceded its drafting, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the Parties hereto and explicitly referencing this Agreement and specifying that it is the Parties’ intent to modify the terms and/or conditions set forth herein. The Parties acknowledge that invoices, purchase orders or other mechanisms for administering any payment or other obligation set forth herein shall not contain terms and conditions separate from, in addition to, and/or in conflict with this Agreement, and that any such terms, if present, shall be void and without effect, and shall not be enforceable by any Party hereto. The initial drafting of this Agreement by UVA LVG was for the convenience of both Parties, and both Parties agree that such fact shall not result in any of the above clauses being construed against UVA LVG should such clauses become in dispute.

BEHEALTH SOLUTIONS, LLC/UNIVERSITY OF VIRGINIA PATENT FOUNDATION

LICENSE AGREEMENT OF MONTH DAY, YEAR

IN WITNESS WHEREOF, the Parties hereto have agreed and accepted the terms and conditions of, and have duly executed this Agreement to be made effective as of the Effective Date.

University of Virginia Patent Foundation d/b/a University of Virginia Licensing & Ventures Group	BeHealth Solutions, LLC

By:	By:
Name: [***]________________	Name:
Title: Executive Director______	Title:

Date:__________________________	Date:__________________________

By:	Address for Notices:
[***]
Name:
Title:

Date:__________________________

Address for Notices:

UVA LVG
[***]

Attention: Executive Director
[***]

Exhibit A

Description of Licensed Content

SHUTi Description:

[***]

Exhibit B

Description of Licensed Platform

THE PLATORM:

Research Infrastructure Containing E-Interventions (RICE)

Prepared By: [***]

Revised and Updated By: [***]

What is RICE?

RICE is a collection of tools and services. The tools are presented to create a truly reusable framework for Internet based interventions. This document gives a high level description of the following components of RICE:

[***]

Exhibit C

Copyright Registration Applications

[***]

All provisions are subject to addition, elimination, or revision by either Party. All communications and discussions are tentative until execution of a written agreement by both Parties.

Exhibit D

Authors of Licensed Content, Licensed Software, Licensed Platform

Licensed Content:

SHUTi: [***]

Licensed Software:

[***]

Licensed Platform:

[***]

Exhibit E

Professional Liability Coverage

[***]

Exhibit F

AGREEMENT

Data Use Agreement between UVA and UVA LVG

This agreement (the “Agreement”) is made and entered into as of March 22, 2018 (the “Effective Date”) by and between The Rector and Visitors of the University of Virginia, a not-for-profit educational institution with offices at Office of Sponsored Programs, 1001 North Emmet Street, Charlottesville, Virginia 22903 (the “University”) and the University of Virginia Patent Foundation d/b/a University of Virginia Licensing & Ventures Group, a Virginia non-profit corporation, having a principal place of business at 722 Preston Avenue, Suite 107, Charlottesville, VA 22903 (the “Data Recipient”, and together with University, the “Parties”).

University is a health care provider subject to the Health Insurance Portability and Accountability Act of 1996, as codified as 42 U.S.C. 1320d (“HIPAA”) and any current and future regulations promulgated thereunder. This Agreement is designed to permit the disclosure or use of the following proprietary and confidential documents: (1) Regulatory Filings, (2) Protocols, (3) De-Identified Data Sets (as defined by HIPAA) and (4) Summaries for the studies identified on Exhibit G, incorporated by reference, (collectively, the “Data Set”) for purposes set forth below. All terms used but not otherwise defined in this Agreement shall have the same meaning as those terms in corresponding regulations.

This Agreement sets forth the terms and conditions pursuant to which the University will disclose the Data Set to the Data Recipient.

1.

The University may, but is not required to, provide Data Recipient access to the Data Set. Any transfer of the Data Set is contingent upon and subject to approval by University’s internal reviews and approvals, as applicable.

2.

Except as otherwise specified herein, the Data Recipient may make use of the Data Set only for granting a limited, nontransferable (except as permitted under Article 13 of the Agreement), non-exclusive sub-license to BeHealth Solutions, LLC (“BeHealth”) consistent with terms and conditions provided for herein.

This Agreement expressly permits BeHealth (or its permitted assignee under Article 13 of the Agreement) to use or grant a limited, nontransferable, nonsublicensable, sub-license to all or a portion of the Data Set, for any and all commercial purposes solely for use in connection with the commercialization of the Licensed Rights within the Field of Use, as those terms are defined in the License Agreement entered into between Data Recipient and BeHealth and all subsequent amendments, to one or more collaborators, partners, agents or subcontractors on substantially similar terms and conditions provided for herein. This Agreement expressly prohibits any such collaborator, partner, agent or subcontractor that receives a sub-license to all or a portion of the Data Set to grant any further rights, license or sublicense in or to the Data Set, without UVA LVG’s express, written consent (such consent not to be unreasonably withheld).

All provisions are subject to addition, elimination, or revision by either Party. All communications and discussions are tentative until execution of a written agreement by both Parties.

3.

The Parties agree that the Data Set should not include Protected Health Information (PHI) (as that term is defined under HIPAA) and that if any PHI is inadvertently disclosed to Data Recipient, then Data Recipient will abide by all HIPAA requirements that would apply to University with respect to PHI.

4.	The Data Recipient agrees to not use or disclose the Data Set other than as permitted by this Agreement or as otherwise required by law.

5.	The Data Recipient agrees to use appropriate safeguards to prevent the use or disclosure of the Data Set other than as provided for by this Agreement.

6.	The Data Recipient agrees to promptly report to the University in writing any use or disclosure of the Data Set not provided for by this Agreement, of which it becomes aware.

7.

The Data Recipient agrees to ensure that any agent or sub-licensee, including but not limited to a subcontractor, collaborator or partner, to whom it provides information from the Data Set agrees to the same restrictions and conditions that apply through this Agreement to the Data Recipient with respect to such information.

8.

Data Recipient agrees to destroy or return all the Data Set, including copies and incorporations thereof, at the completion of the purpose identified in Section 2 or termination of this Agreement for any reason.

9.

This Agreement may be terminated by the University upon five (5) days written notice to the Data Recipient if the Data Recipient materially breaches any provision contained in this Agreement and such breach is not cured within the five (5) day period.

10.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS NOR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH REGARD TO THE DATA SET OR ANALYSIS TO BE SUPPLIED HEREUNDER. THERE ARE NOT EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT USE OF ANY DATA SET OR ANALYSIS WILL NOT INFRINGE ON ANY THIRD PARTY RIGHTS. NEITHER PARTY MAKES ANY REPRESENTATIONS AS TO THE USEFULNESS OF THE DATA OR ANALYSIS AND IF THE OTHER PARTY CHOOSES TO USE SUCH DATA OR ANALYSIS IT DOES SO AT ITS OWN RISK.

11.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL, SPECIAL, INDIRECT, LOST PROFITS, LOST REVENUE, LOST OPPORTUNITY OR CONSEQUENTIAL LOSS, DAMAGE OR EXPENSE ARISING FROM OR IN RELATION TO THIS AGREEMENT, OR THE RESEARCH, WHETHER IN WARRANTY, CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, BY STATUTE OR OTHERWISE. THIS LIMITATION SHALL APPLY EVEN IF SUCH PARTY HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

All provisions are subject to addition, elimination, or revision by either Party. All communications and discussions are tentative until execution of a written agreement by both Parties.

12.

The Parties are acting as independent contractors with respect to this Agreement, and this Agreement shall not create any agency, joint venture, or employee-employer relationship between the Parties. Except to the extent prohibited by law, Data Recipient and any sub-licensees assume all liability for damages which may arise from their use of the Data Set. University will not be liable to the Data Recipient or any sub-licensees for any loss, claim or demand made by the Data Recipient or any sub licensees, or made against the Data Recipient or any sub-licensees by any other Party, due to or arising from the use of the Data Set, except to the extent permitted by law when caused by the gross negligence or willful misconduct of the University. Nothing contained in this Agreement shall be deemed an express or implied wavier of the sovereign immunity of the University or the Commonwealth of Virginia.

13.	University is and shall remain the owner of the Data Set. For the avoidance of doubt, Data Recipient’s rights in and to the Data Set are non-exclusive.

14.	Confidentiality

a.	“Confidential Information” means any information relating to the Data Set and any information disclosed to Data Recipient in connection with performance of this Agreement.

b.

Confidential Information does not include information that (i) has been published or is published hereafter, unless such publication is a breach of this Agreement; (ii) is received by Data Recipient from a third party not under an obligation of confidentiality with respect thereto; or (iii) is independently developed by Data Recipient’s employees who did not have access to Confidential Information.

c.

Data Recipient shall maintain the confidentiality of all Confidential Information and not use or exploit it for any purpose not expressly permitted herein, until fifteen (15) years after termination of this Agreement. Data Recipient shall protect Confidential Information from disclosure and unauthorized use with the same care used to protect its most valuable confidential information but in no event less than reasonable care.

d.

Upon termination of this Agreement, Data Recipient shall return to University all originals and copies of all materials (other than this Agreement) containing any Confidential Information. Data Recipient may, however, retain one archival copy of any such information in its legal department for purposes of legal compliance only.

15.	This Agreement may not be modified, amended, or discharged, in whole or in part, except by an agreement in writing signed by both Parties.

16.

This Agreement is made under, and shall be construed in accordance with, the laws of the Commonwealth of Virginia. Any legal action involving this Agreement will be adjudicated in the state courts of the Commonwealth of Virginia.

17.	This Agreement supersedes all prior agreements, written or oral, between the Parties relating to the subject matter of this Agreement.

18.	Each paragraph and provision of this Agreement is severable from the entire Agreement; and if any provision is declared invalid, the remaining provisions shall nevertheless remain in effect.

19.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. This Agreement may be executed by Facsimile or electronic copies (i.e. PDF). The Parties agree that Facsimile or electronic copies of signatures have the same effect as original signatures.

20.

The term of this Agreement shall begin on the Effective Date and end twenty (20) years from the Effective Date; provided, however, that obligations regarding confidentiality shall survive termination or expiration of this Agreement pursuant to Section 16. Additionally, any confidentiality or privacy obligations required by applicable law that apply to the Data Set shall survive indefinitely pursuant to applicable law.

IN WITNESS THEREOF, the Parties hereby cause this Agreement to be executed, effective as of the date of the last signature below.

University of Virginia Patent Foundation

d/b/a University of Virginia Licensing & Ventures Group

By:
[***]
Executive Director

Date:

The Rector and Visitors of
The University of Virginia

By:
[***]
Assistant Director of Contracts

Date:

Exhibit G

1.

R01MH086758: An Internet Intervention for Insomnia: Efficacy and Dissemination. 2010-2016. Principal Investigator (Ritterband). National Institutes of Health / National Institute of Mental Health (Direct + Indirect = $2,885,606). IRB-HSR# 15704: An Internet Intervention for Insomnia: Efficacy and Dissemination.

Exhibit H

Inter-Institutional Agreement

Between Laval and UVA LVG

[***]

Exhibit I

Insurance Coverages

1.	General. Licensee shall obtain and maintain, in full force and effect and at Licensee’s sole cost and expense one or more insurance policies providing:

a)

Commercial general liability insurance (including coverage and any necessary endorsements for products /completed operations as well as for clinical trials if any such trials are to be performed by or on behalf of Licensee) which provides, for each annual policy period, coverage of no less than the minimum limits specified below for injury, death and property damage resulting from each occurrence during the policy period; and

b)

Worker’s compensation insurance in respect of all of Licensee’s employees with limits of liability and coverage not less than statutory limits provided by the Commonwealth of Virginia or other applicable laws and regulations; and

c)	Automobile liability insurance to cover owned and non-owned automobiles.

2.	Policy Limits. Subject to the further provisions of this Section, the commercial general liability and products liability coverages shall have the following minimum limits:

a)	Commercial general liability: [***] each occurrence, [***] general aggregate. Licensee shall have sixty (60) days following the Effective Date to obtain such coverage.

b)

Products liability: [***] aggregate. Licensee shall have sixty (60) days following the Effective Date to obtain two million dollars in aggregate. Licensee shall have ninety (90) days following the Effective Date to obtain the additional million dollars in aggregate.

c)	Cyber Liability [***] aggregate. Licensee shall have sixty (60) days following the Effective Date to obtain such coverage

d)

UVA LVG may periodically evaluate the adequacy of the minimum coverage of insurance and coverage limits specified in this Agreement. UVA LVG reserves the right to require Licensee to adjust the insurance coverage by modifying the types of required coverages, the limits and/or financial rating and/or the method of financial rating of Licensee’s insurers as such changes are required of UVA LVG by its insurance carrier. UVA LVG shall provide Licensee with reasonable notice, contingent on UVA LVG receiving timely notice from its insurance carrier, of any proposed modification and, if so requested by Licensee, discuss any proposed modifications in good faith.

3.	Policy Specifics. Each policy of insurance required by this Agreement shall:

a)	be issued by reputable and financially secure insurance carriers having at least an A-rating (A- rating or above by A.M. Best) and an A.M. Best Class Size of at least VIII,

b)	list each of UVA and UVA LVG, their respective trustees, officers, employees, faculty, staff, students, agents and their respective successors, heirs and assigns as additional insureds,

c)	be endorsed to provide that the insurer waives all subrogation rights it has or may have against any additional insured, and

d)	be primary in respect of all additional insureds.

4.

Evidence of Insurance. Within thirty (30) days following the Effective Date, and thereafter no later than the day on which any such policy of insurance is renewed or replaced, Licensee shall provide UVA LVG with a Certificate of Insurance from each such insurer which evidences compliance by Licensee with its obligations hereunder. Upon the request of UVA LVG, Licensee shall provide UVA LVG with a copy of the policy, status of claims and claims history respecting any of the insurance required to be maintained by Licensee hereunder. Further, Licensee will not cancel or fail to renew the identified insurance without giving UVA LVG at least thirty (30) days’ prior written notice thereof.

5.

Clarifications. For the avoidance of doubt, the minimum insurance coverage and limits set forth in this Agreement do not constitute a limitation on Licensee’s liability or obligations to indemnify or defend UVA LVG and UVA and any other additional insured under this Agreement.